EXHIBIT (17)(a)(i)

Annual Report April 30, 2009

EATON VANCE CREDIT OPPORTUNITIES FUND

IMPORTANT NOTICES REGARDING PRIVACY, DELIVERY OF SHAREHOLDER DOCUMENTS, PORTFOLIO HOLDINGS AND PROXY VOTING

Privacy. The Eaton Vance organization is committed to ensuring your financial privacy. Each of the financial institutions identified below has in effect the following policy (“Privacy Policy”) with respect to nonpublic personal information about its customers:

  Only such information received from you, through application forms or otherwise, and information about your Eaton Vance fund transactions will be collected. This may include information such as name, address, social security number, tax status, account balances and transactions.
  None of such information about you (or former customers) will be disclosed to anyone, except as permitted by law (which includes disclosure to employees necessary to service your account). In the normal course of servicing a customer’s account, Eaton Vance may share information with unaffiliated third parties that perform various required services such as transfer agents, custodians and broker/dealers.
  Policies and procedures (including physical, electronic and procedural safeguards) are in place that are designed to protect the confidentiality of such information.
  We reserve the right to change our Privacy Policy at any time upon proper notification to you. Customers may want to review our Policy periodically for changes by accessing the link on our homepage: www.eatonvance.com.

Our pledge of privacy applies to the following entities within the Eaton Vance organization: the Eaton Vance Family of Funds, Eaton Vance Management, Eaton Vance Investment Counsel, Boston Management and Research, and Eaton Vance Distributors, Inc.

In addition, our Privacy Policy only applies to those Eaton Vance customers who are individuals and who have a direct relationship with us. If a customer’s account (i.e., fund shares) is held in the name of a third-party financial adviser/broker-dealer, it is likely that only such adviser’s privacy policies apply to the customer. This notice supersedes all previously issued privacy disclosures.

For more information about Eaton Vance’s Privacy Policy, please call 1-800-262-1122.

Delivery of Shareholder Documents. The Securities and Exchange Commission (the “SEC”) permits funds to deliver only one copy of shareholder documents, including prospectuses, proxy statements and shareholder reports, to fund investors with multiple accounts at the same residential or post office box address. This practice is often called “householding” and it helps eliminate duplicate mailings to shareholders.

Eaton Vance, or your financial adviser, may household the mailing of your documents indefinitely unless you instruct Eaton Vance, or your financial adviser, otherwise.

If you would prefer that your Eaton Vance documents not be householded, please contact Eaton Vance at 1-800-262-1122, or contact your financial adviser.

Your instructions that householding not apply to delivery of your Eaton Vance documents will be effective within 30 days of receipt by Eaton Vance or your financial adviser.

Portfolio Holdings. Each Eaton Vance Fund and its underlying Portfolio (if applicable) will file a schedule of its portfolio holdings on Form N-Q with the SEC for the first and third quarters of each fiscal year. The Form N-Q will be available on the Eaton Vance website www.eatonvance.com, by calling Eaton Vance at 1-800-262-1122 or in the EDGAR database on the SEC’s website at www.sec.gov. Form N-Q may also be reviewed and copied at the SEC’s public reference room in Washington, D.C. (call 1-800-732-0330 for information on the operation of the public reference room).

Proxy Voting. From time to time, funds are required to vote proxies related to the securities held by the funds. The Eaton Vance Funds or their underlying Portfolios (if applicable) vote proxies according to a set of policies and procedures approved by the Funds’ and Portfolios’ Boards. You may obtain a description of these policies and procedures and information on how the Funds or Portfolios voted proxies relating to portfolio securities during the most recent 12 month period ended June 30, without charge, upon request, by calling 1-800-262-1122. This description is also available on the SEC’s website at www.sec.gov.

Eaton Vance Credit Opportunities Fund
MANAGEMENT’S DISCUSSION OF FUND PERFORMANCE

Economic and Market Conditions

*  Credit markets experienced unprecedented volatility during the year ending April 30, 2009. The subprime crisis of 2007 expanded in 2008 to include nearly all credit instruments, which, in turn, caused the world economy to slip into recession. September 2008 brought a series of events that rattled the financial markets: the government bailouts of Fannie Mae and Freddie Mac, the bankruptcy of Lehman Brothers, the rescue of American International Group, and a litany of unprecedented steps by the U.S. Treasury and the Federal Reserve to stabilize the credit markets. The 12-month period was a rollercoaster for the credit sectors of the bond market, with poor performance in the first eight months offset by a recovery in the final four months. U.S. Treasuries generally benefited from the flight to quality, turning in positive returns. For the year ending April 30, 2009, the total returns for the S&P/LSTA Leveraged Loan Index, the Merrill Lynch U.S. High Yield Index and the Barclays Capital U.S. Intermediate Government Bond Index were -13.43%, -14.69% and 6.65%, respectively.

*  In the high-yield and bank loan markets, there was little doubt that a recession would bring higher default rates, but it was difficult to reconcile trading levels with market fundamentals during November and December of 2008. A range of data and criteria used to monitor creditworthiness suggested that overall credit quality appeared to be in line with previous downturns. High-yield bonds and bank loans traded far below levels consistent with default and recovery expectations, reflecting a full-scale breakdown in the credit markets.

*  During the final four months of the period, the market for bank loans staged a significant turnaround, and cash was put to work in a sector with no active sellers and a new issue market that remained largely closed. As a result, loan prices jumped. Other positive developments included spread tightening and robust debt issuance in the investment-grade debt market and improvements in short-term financing and other liquidity measures as government stimulus programs began to take hold. The high-yield market also benefited from the narrowing of spreads and a more optimistic outlook. Within the high-yield universe, higher-credit-quality bonds outperformed lower-credit-quality bonds, and shorter-maturity issues outperformed those with longer maturities.

Management Discussion

*  The Fund is a closed-end fund and trades on the New York Stock Exchange under the symbol “EOE.”  The Fund’s investment objective is to provide a high level of current income, with a secondary objective of capital appreciation.

Eaton Vance Credit Opportunities Fund
Total Return Performance 4/30/08 – 4/30/09
NYSE Symbol		EOE

At Net Asset Value (NAV)[1]		-51.30%
At Share Price[1]		-55.62
S&P/LSTA Leveraged Loan Index[2]		-13.43

Premium/(Discount) to NAV (4/30/09)		-12.85%
Total Distributions per common share		$1.33
Distribution Rate[3]	At NAV	13.66%
	At Share Price	15.67%

Please refer to page 3 for additional performance information.

1 Performance results reflect the effects of leverage.

2 It is not possible to invest directly in an Index. The Index’s total return reflects changes in value of the loans constituting the Index and accrual of interest and does not reflect the commissions or expenses that would have been incurred if an investor individually purchased or sold the loans represented in the Index. Unlike the Fund, the Index’s return does not reflect the effect of leverage.

3 The Distribution Rate is based on the Fund’s most recent monthly distribution per share (annualized) divided by the Fund’s NAV or share price at the end of the period. The Fund’s monthly distributions may be comprised of ordinary income, net realized capital gains and return of capital.

Fund shares are not insured by the FDIC and are not deposits or other obligations of, or guaranteed by, any depository institution. Shares are subject to investment risks, including possible loss of principal invested.

Past performance is no guarantee of future results. Returns are historical and are calculated by determining the percentage change in net asset value or share price (as applicable) with all distributions reinvested. The Fund’s performance at share price will differ from its results at NAV. Although share price performance generally reflects investment results over time, during shorter periods, returns at share price can also be affected by factors such as changing perceptions about the Fund, market conditions, fluctuations in supply and demand for the Fund’s shares, or changes in Fund distributions. Investment return and principal value will fluctuate so that shares, when sold, may be worth more or less than their original cost. Performance is for the stated time period only; due to market volatility, the Fund’s current performance may be lower or higher than the quoted return. Absent an expense waiver by the investment adviser, the returns would be lower. For performance as of the most recent month end, please refer to www.eatonvance.com.

                                                                                     1

Eaton Vance Credit Opportunities Fund
MANAGEMENT’S DISCUSSION OF FUND PERFORMANCE

*  The Fund’s loan investments are very well diversified, with 107 borrowers and no single investment representing more than 2.1% of the total investments. The Fund is also broadly diversified by industry, as none constituted more than 7.2% of total investments as of April 30, 2009. A diversified approach should help the Fund mitigate risk in an increasing default envi-ronment.Management can shift allocations among loans and bonds. The Fund remained more heavily weighted toward first and second lien secured loans, which, in management’s view, may fare better in an increasing default environment.

*  As a result of the previously discussed market dislocation, the market value of the Fund’s investments continued to decline significantly during the year ending April 30, 2009, resulting in poor total returns of -55.62% at share price and -51.30% at NAV. The Fund’s total return at NAV trailed the S&P/LSTA Leveraged Loan Index (the Index)1 as a result of leverage on the Fund, which accentuated the negative returns during the extreme part of the credit crunch that took place in the latter part of 2008. In addition, the Fund held a higher concentration of second lien bank loans compared to the Index, which detracted from relative performance. During the year, however, the Fund continued to provide a high level of current income.

*  The performance of the Fund’s high-yield bond investments was hurt by a lower allocation in BB-rated bonds relative to the Merrill Lynch U.S. High Yield Index, as BB-rated issues outperformed in the difficult market environment. Additionally, the Fund lost ground as a result of not owning GMAC bonds when the government made GMAC a bank holding company instead of letting it go bankrupt. During the high-yield market’s recovery in 2009, however, the Fund’s emphasis on B-rated bonds benefited performance. These companies made it through the tumultuous environment virtually intact with credit profiles that did not deteriorate to the extent initially expected. The Fund also invested in higher-quality, investment-grade securities as well as in companies that have been able to access the capital markets and issue new securities in the new issue market. Technology, utilities and cable/satellite were among the Fund’s top-performing high-yield bond sectors, all of which outperformed due to strong security selection compared to the Merrill Lynch U.S. High Yield Index. Underweight positions in the paper, banking and automotive sectors detracted from performance within the high-yield portion of the Fund.

*  As of April 30, 2009, the Fund had outstanding leverage of approximately 37.7% of its total assets. The Fund’s leverage consists of Auction Preferred Shares (APS) issued by the Fund.2 Use of leverage creates an opportunity for income, but at the same time creates special risks (including the likelihood of greater volatility of net asset value and market price of common shares).

*  On May 22, 2009, after the end of the reporting period, the Fund redeemed a portion of its APS, representing 763 shares and $19,075,000 in liquidation preferences, to reduce the amount of the Fund’s leverage.

1 It is not possible to invest directly in an Index. The Index’s total return reflects changes in value of the loans constituting the Index and accrual of interest and does not reflect the commissions or expenses that would have been incurred if an investor individually purchased or sold the loans represented in the Index. Unlike the Fund, the Index’s return does not reflect the effect of leverage.

2 In the event of a rise in long-term interest rates, the value of the Fund’s investment portfolio could decline, which would reduce the asset coverage for its Auction Preferred Shares. APS percentage represents the liquidation value of the Fund’s APS outstanding at 4/30/09 as a percentage of the Fund’s net assets applicable to common shares plus APS.

The views expressed throughout this report are those of the portfolio managers and are current only through the end of the period of the report as stated on the cover. These views are subject to change at any time based upon market or other conditions, and the investment adviser disclaims any responsibility to update such views. These views may not be relied on as investment advice and, because investment decisions for a fund are based on many factors, may not be relied on as an indication of trading intent on behalf of any Eaton Vance fund. Fund information provided in the report may not be representative of the Fund’s current or future investments and may change due to active management.

Eaton Vance Credit Opportunities Fund
FUND PERFORMANCE

Fund Performance[1]
New York Stock Exchange Symbol (NYSE)	EOE
Average Annual Total Returns (by share price, NYSE)
One Year	-55.62%
Life of Fund (5/31/06)	-26.68

Average Annual Total Returns (at net asset value)
One Year	-51.30%
Life of Fund (5/31/06)	-23.14

1 Performance results reflect the effects of leverage.

Portfolio Composition

Top Ten Holdings[2]
By total investments

RadNet Management, Inc.	2.0%
TriMas Corp.	1.9
Infor Enterprise Solutions Holdings	1.8
Murray Energy Corp.	1.4
MultiPlan, Inc. (corporate bond)	1.4
INEOS Group	1.4
Neiman Marcus Group, Inc. (corporate bond)	1.3
Niagara Corp.	1.2
American Media Operations, Inc.	1.2
Panolam Industries Holdings, Inc.	1.2

2Reflects the Fund’s investments as of 4/30/09. Holdings are shown as a percentage of the Fund’s total investments.

Top Five Industries[3]
By total investments

Healthcare	7.2%
Publishing	7.1
Business Equipment and Services	4.1
Leisure Goods/Activities/Movies	3.7
Industrial Equipment	3.6

3Reflects the Fund’s investments as of 4/30/09. Industries are shown as a percentage of the Fund’s total investments.

Credit Quality Ratings for
Total Loan Investments[4]
By total loan investments
Ba	7.3%
B	26.1
Caa	31.4
Defaulted	15.4
Non-Rated[5]	19.8

4 Credit Quality ratings are those provided by Moody’s Investor Services, Inc., a nationally recognized bond rating service. Reflects the Fund’s total loan investments as of 4/30/09. Although the investment adviser considers ratings when making investment decisions, it performs its own credit and investment analysis and does not rely primarily on the ratings assigned by the rating services. Credit quality can change from time to time, and recently issued credit ratings may not fully reflect the actual risks posed by a particular security or the issuer’s current financial condition.

5 Certain loans in which the Fund invests are not rated by a rating agency. In management’s opinion, such securities are comparable to securities rated by a rating agency in the categories listed above.

Past performance is no guarantee of future results. Returns are historical and are calculated by determining the percentage change in net asset value or share price (as applicable) with all distributions reinvested. The Fund’s performance at share price will differ from its results at NAV. Although share price performance generally reflects investment results over time, during shorter periods, returns at share price can also be affected by factors such as changing perceptions about the Fund, market conditions, fluctuations in supply and demand for the Fund’s shares, or changes in Fund distributions. Investment return and principal value will fluctuate so that shares, when sold, may be worth more or less than their original cost. Performance is for the stated time period only; due to market volatility, the Fund’s current performance may be lower or higher than the quoted return. Absent an expense waiver by the investment adviser, the returns would be lower. For performance as of the most recent month end, please refer to www. eatonvance.com.

                                                                                            3

Eaton Vance Credit Opportunities Fund as of April 30, 2009
PORTFOLIO OF INVESTMENTS

Senior Floating-Rate Interests — 87. 8%(1)

Principal
Amount*		Borrower/Tranche Description	Value

Aerospace and Defense — 1.0%
Avio Holding Spa
EUR	700,000	Term Loan - Second Lien, 5.22%, Maturing
		June 13, 2015	$ 347,314
DAE Aviation Holdings, Inc.
	100,532	Term Loan, 4.39%, Maturing July 31, 2014	59,314
	98,853	Term Loan, 4.79%, Maturing July 31, 2014	58,323
			$ 464,951

Air Transport — 0.3%
Delta Air Lines, Inc.
	270,188	Term Loan - Second Lien, 3.74%, Maturing
		April 30, 2014	$ 139,709
			$ 139,709

Automotive — 4.6%
Dayco Products, LLC
	988,178	Term Loan - Second Lien, 0.00%, Maturing
		December 31, 2011(2)	$ 22,851
Delphi Corp.
	907,572	DIP Loan, 0.00%, Maturing June 30, 2009(2)	154,287
	92,430	DIP Loan, 10.50%, Maturing June 30, 2009	15,713
Federal-Mogul Corp.
	306,892	Term Loan, 2.43%, Maturing December 27, 2014	175,440
	237,594	Term Loan, 2.39%, Maturing December 27, 2015	135,825
HLI Operating Co., Inc.
EUR	21,818	Term Loan, 9.50%, Maturing May 30, 2014	11,403
EUR	370,618	Term Loan, 9.50%, Maturing May 30, 2014	193,694
Keystone Automotive Operations, Inc.
	189,695	Term Loan, 4.33%, Maturing January 12, 2012	79,198
TriMas Corp.
	281,250	Term Loan, 2.75%, Maturing August 2, 2011	241,172
	1,188,281	Term Loan, 3.09%, Maturing August 2, 2013	1,018,951
			$ 2,048,534

Beverage and Tobacco — 1.4%
Culligan International Co.
EUR	1,000,000	Term Loan - Second Lien, 6.25%, Maturing
		May 31, 2013	$ 256,351
Liberator Midco Ltd.
GBP	377,481	Term Loan, 8.85%, Maturing October 27, 2016(3)	370,422
			$ 626,773

Principal
Amount*		Borrower/Tranche Description	Value

Building and Development — 4.2%
Hovstone Holdings, LLC
	441,176	Term Loan, 5.50%, Maturing July 1, 2009(4)	$ 177,485
LNR Property Corp.
	880,000	Term Loan, 4.00%, Maturing July 3, 2011	469,920
Metroflag BP, LLC
	1,000,000	Term Loan - Second Lien, 0.00%, Maturing
		July 2, 2009(2)	75,000
Panolam Industries Holdings, Inc.
	1,350,698	Term Loan, 5.00%, Maturing September 30, 2012	776,651
Re/Max International, Inc.
	456,309	Term Loan, 8.61%, Maturing December 17, 2012	321,698
Shea Capital I, LLC
	4,299	Term Loan, 4.50%, Maturing October 27, 2011	2,902
United Subcontractors, Inc.
	1,016,033	Term Loan - Second Lien, 11.69%, Maturing June 27,
		2013(3)(4)	67,058
			$ 1,890,714

Business Equipment and Services — 5.2%
Mitchell International, Inc.
	1,000,000	Term Loan - Second Lien, 6.50%, Maturing March 28,
		2015	$ 602,500
N.E.W. Holdings I, LLC
	944,361	Term Loan, 3.47%, Maturing May 22, 2014	658,692
Sabre, Inc.
	1,000,000	Term Loan, 3.07%, Maturing September 30, 2014	556,750
Sitel (Client Logic)
	227,665	Term Loan, 6.42%, Maturing January 29, 2014	142,291
TDS Investor Corp.
	89,222	Term Loan, 3.47%, Maturing August 23, 2013	60,200
	444,663	Term Loan, 3.47%, Maturing August 23, 2013	300,024
			$ 2,320,457

Cable and Satellite Television — 0.4%
ProSiebenSat.1 Media AG
EUR	336,798	Term Loan, 4.59%, Maturing March 2, 2015	$ 72,413
EUR	336,798	Term Loan, 4.84%, Maturing March 2, 2016	72,413
EUR	477,734	Term Loan, 9.21%, Maturing March 2, 2017(3)	24,606
EUR	452,132	Term Loan - Second Lien, 5.96%, Maturing
		September 2, 2016	27,518
			$ 196,950

Chemicals and Plastics — 2.7%
AZ Chem US, Inc.
	500,000	Term Loan - Second Lien, 5.93%, Maturing
		February 28, 2014	$ 275,000

See notes to financial statements
4

Eaton Vance Credit Opportunities Fund as of April 30, 2009
PORTFOLIO OF INVESTMENTS CONT’D

Principal
Amount*		Borrower/Tranche Description	Value

Chemicals and Plastics (continued)
Foamex, L.P.
	750,000	Term Loan - Second Lien, 0.00%, Maturing
		February 12, 2014(2)	$ 28,125
INEOS Group
EUR	74,341	Term Loan, 6.21%, Maturing December 14, 2011	53,688
EUR	420,557	Term Loan, 6.21%, Maturing December 14, 2011	303,723
EUR	74,341	Term Loan, 6.71%, Maturing December 14, 2011	53,688
EUR	420,557	Term Loan, 6.71%, Maturing December 14, 2011	303,723
EUR	500,000	Term Loan - Second Lien, 7.71%, Maturing
		December 14, 2012	194,330
			$ 1,212,277

Conglomerates — 1.6%
Doncasters (Dunde HoldCo 4 Ltd.)
GBP	500,000	Term Loan - Second Lien, 5.48%, Maturing
		November 15, 2016	$ 323,608
RGIS Holdings, LLC
	316,071	Term Loan, 3.45%, Maturing April 30, 2014	236,527
	15,804	Term Loan, 3.72%, Maturing April 30, 2014	11,826
Vertrue, Inc.
	193,465	Term Loan, 4.22%, Maturing August 16, 2014	144,131
			$ 716,092

Containers and Glass Products — 1.1%
Consolidated Container Co.
	1,000,000	Term Loan - Second Lien, 5.93%, Maturing
		September 28, 2014	$ 415,000
Tegrant Holding Corp.
	500,000	Term Loan - Second Lien, 6.72%, Maturing
		March 8, 2015	80,000
			$ 495,000

Cosmetics/Toiletries — 1.8%
American Safety Razor Co.
	1,000,000	Term Loan - Second Lien, 6.68%, Maturing
		July 31, 2014	$ 672,500
KIK Custom Products, Inc.
	500,000	Term Loan - Second Lien, 5.44%, Maturing
		November 30, 2014	114,166
			$ 786,666

Principal
Amount*		Borrower/Tranche Description	Value

Drugs — 1.3%
Graceway Pharmaceuticals, LLC
1,000,000		Term Loan, 6.93%, Maturing May 3, 2013	$ 321,667
1,000,000		Term Loan, 8.68%, Maturing November 3, 2013	250,000
			$ 571,667

Ecological Services and Equipment — 2.5%
Cory Environmental Holdings
GBP	500,000	Term Loan - Second Lien, 8.06%, Maturing
		September 30, 2014	$ 462,296
Kemble Water Structure, Ltd.
GBP	500,000	Term Loan - Second Lien, 5.63%, Maturing
		October 13, 2013	484,487
Synagro Technologies, Inc.
500,000		Term Loan - Second Lien, 5.21%, Maturing October 2,
		2014	187,500
			$ 1,134,283

Electronics/Electrical — 3.3%
Aspect Software, Inc.
1,000,000		Term Loan - Second Lien, 8.31%, Maturing
		July 11, 2013	$ 260,000
Infor Enterprise Solutions Holdings
264,784		Term Loan, 3.18%, Maturing July 28, 2012	180,053
336,812		Term Loan, 4.18%, Maturing July 28, 2012	242,505
645,556		Term Loan, 4.18%, Maturing July 28, 2012	464,800
366,667		Term Loan - Second Lien, 6.68%, Maturing
		March 2, 2014	120,083
633,333		Term Loan - Second Lien, 6.68%, Maturing
		March 2, 2014	218,500
			$ 1,485,941

Farming/Agriculture — 3.2%
BF Bolthouse HoldCo, LLC
1,000,000		Term Loan - Second Lien, 5.93%, Maturing
		December 16, 2013	$ 715,000
Central Garden & Pet Co.
911,512		Term Loan, 1.94%, Maturing February 28, 2014	721,234
			$ 1,436,234

Financial Intermediaries — 2.4%
Citco III, Ltd.
476,137		Term Loan, 3.58%, Maturing June 30, 2014	$ 264,256
E.A. Viner International Co.
452,440		Term Loan, 5.72%, Maturing July 31, 2013	282,775

See notes to financial statements
5

Eaton Vance Credit Opportunities Fund as of April 30, 2009
PORTFOLIO OF INVESTMENTS CONT’D

Principal
Amount*		Borrower/Tranche Description	Value

Financial Intermediaries (continued)
RJO Holdings Corp. (RJ O’Brien)
	1,427,322	Term Loan, 3.47%, Maturing July 31, 2014	$ 535,246
			$ 1,082,277

Food Products — 1.0%
Provimi Group SA
EUR	24,182	Term Loan - Second Lien, 5.22%, Maturing
		June 28, 2015	$ 11,198
	282,126	Term Loan - Second Lien, 4.63%, Maturing
		December 28, 2016(5)	98,744
EUR	697,446	Term Loan - Second Lien, 5.22%, Maturing
		December 28, 2016(5)	322,977
			$ 432,919

Food Service — 2.7%
OSI Restaurant Partners, LLC
	71,087	Term Loan, 4.50%, Maturing May 9, 2013	$ 50,383
	840,054	Term Loan, 2.75%, Maturing May 9, 2014	595,388
QCE Finance, LLC
	1,000,000	Term Loan - Second Lien, 6.98%, Maturing
		November 5, 2013	340,000
Selecta
EUR	741,246	Term Loan - Second Lien, 7.04%, Maturing
		December 28, 2015	232,926
			$ 1,218,697

Food/Drug Retailers — 0.5%
General Nutrition Centers, Inc.
	243,933	Term Loan, 3.15%, Maturing September 16, 2013	$ 206,733
			$ 206,733

Healthcare — 8.1%
Bright Horizons Family Solutions, Inc.
	248,125	Term Loan, 7.50%, Maturing May 15, 2015	$ 211,733
Concentra, Inc.
	1,019,275	Term Loan - Second Lien, 7.47%, Maturing
		June 25, 2015(3)	509,638
Dako EQT Project Delphi
	750,000	Term Loan - Second Lien, 4.96%, Maturing
		December 12, 2016	281,250
Fenwal, Inc.
	750,000	Term Loan - Second Lien, 6.51%, Maturing August 28,
		2014	431,250
Physiotherapy Associates, Inc.
	500,000	Term Loan - Second Lien, 12.00%, Maturing June 27,
		2014	125,000

Principal
Amount*	Borrower/Tranche Description	Value

Healthcare (continued)
RadNet Management, Inc.
2,000,000	Term Loan, 10.27%, Maturing November 15, 2013	$ 1,350,000
Viant Holdings, Inc.
963,922	Term Loan, 3.47%, Maturing June 25, 2014	727,761
		$ 3,636,632

Home Furnishings — 2.2%
Hunter Fan Co.
500,000	Term Loan - Second Lien, 7.20%, Maturing
	April 16, 2014	$ 91,250
National Bedding Co., LLC
1,500,000	Term Loan - Second Lien, 5.46%, Maturing August 31,
	2012	534,000
Oreck Corp.
973,388	Term Loan, 0.00%, Maturing February 2, 2012(2)(4)	316,351
Simmons Co.
1,047,019	Term Loan, 8.22%, Maturing February 15, 2012(3)	23,733
		$ 965,334

Industrial Equipment — 5.1%
CEVA Group PLC U.S.
879,079	Term Loan, 3.44%, Maturing January 4, 2014	$ 446,133
105,263	Term Loan, 4.22%, Maturing January 4, 2014	53,421
EPD Holdings (Goodyear Engineering Products)
1,000,000	Term Loan - Second Lien, 6.22%, Maturing
	July 13, 2015	178,750
Generac Acquisition Corp.
1,000,000	Term Loan - Second Lien, 6.50%, Maturing
	April 7, 2014	298,750
John Maneely Co.
848,783	Term Loan, 4.11%, Maturing December 8, 2013	616,429
Sequa Corp.
397,522	Term Loan, 3.74%, Maturing November 30, 2014	252,426
TFS Acquisition Corp.
975,000	Term Loan, 4.72%, Maturing August 11, 2013	450,937
		$ 2,296,846

Insurance — 0.3%
AmWINS Group, Inc.
500,000	Term Loan - Second Lien, 6.79%, Maturing
	June 8, 2014	$ 127,500
		$ 127,500

See notes to financial statements
6

Eaton Vance Credit Opportunities Fund as of April 30, 2009
PORTFOLIO OF INVESTMENTS CONT’D

Principal
Amount*	Borrower/Tranche Description	Value

Leisure Goods/Activities/Movies — 5.2%
AMF Bowling Worldwide, Inc.
1,000,000	Term Loan - Second Lien, 7.54%, Maturing
	December 8, 2013	$ 150,000
Bombardier Recreational Products
911,392	Term Loan, 3.95%, Maturing June 28, 2013	464,810
Butterfly Wendel US, Inc.
239,830	Term Loan, 3.24%, Maturing June 22, 2013	146,596
239,908	Term Loan, 2.74%, Maturing June 22, 2014	146,644
Deluxe Entertainment Services
500,000	Term Loan - Second Lien, 7.22%, Maturing
	November 11, 2013	250,000
Revolution Studios Distribution Co., LLC
367,807	Term Loan, 4.18%, Maturing December 21, 2014	299,763
1,000,000	Term Loan - Second Lien, 7.43%, Maturing
	June 21, 2015	300,000
Southwest Sports Group, LLC
1,000,000	Term Loan, 5.75%, Maturing December 22, 2010	582,500
		$ 2,340,313

Lodging and Casinos — 0.5%
Herbst Gaming, Inc.
987,437	Term Loan, 0.00%, Maturing December 2, 2011(2)	$ 218,882
		$ 218,882

Nonferrous Metals/Minerals — 2.2%
Euramax International, Inc.
1,005,000	Term Loan - Second Lien, 0.00%, Maturing
	June 28, 2013(2)	$ 45,225
Murray Energy Corp.
1,133,584	Term Loan - Third Lien, 12.94%, Maturing
	August 9, 2011	940,875
		$ 986,100

Oil and Gas — 1.3%
Dresser, Inc.
1,000,000	Term Loan - Second Lien, 6.99%, Maturing
	May 4, 2015	$ 557,500
		$ 557,500

Publishing — 9.1%
American Media Operations, Inc.
1,457,903	Term Loan, 10.00%, Maturing January 31, 2013	$ 806,403
GateHouse Media Operating, Inc.
728,261	Term Loan, 2.44%, Maturing August 28, 2014	184,146
271,739	Term Loan, 2.47%, Maturing August 28, 2014	68,711

Principal
Amount*		Borrower/Tranche Description	Value

Publishing (continued)
Hanley-Wood, LLC
985,712		Term Loan, 2.71%, Maturing March 8, 2014	$ 315,736
Idearc, Inc.
965,847		Term Loan, 0.00%, Maturing November 17, 2014(2)	380,034
Laureate Education, Inc.
50,859		Term Loan, 4.34%, Maturing August 17, 2014	37,737
339,842		Term Loan, 4.34%, Maturing August 17, 2014	252,163
Local Insight Regatta Holdings, Inc.
480,877		Term Loan, 7.75%, Maturing April 23, 2015	225,411
Mediannuaire Holding
EUR	500,000	Term Loan - Second Lien, 5.91%, Maturing
		April 10, 2016	146,368
Merrill Communications, LLC
1,000,000		Term Loan - Second Lien, 7.76%, Maturing
		November 15, 2013	275,000
Philadelphia Newspapers, LLC
944,102		Term Loan, 0.00%, Maturing June 29, 2013(2)	232,879
Source Interlink Companies, Inc.
496,222		Term Loan, 0.00%, Maturing August 1, 2014(2)	198,488
Star Tribune Co. (The)
246,875		Term Loan, 0.00%, Maturing March 5, 2014(2)	33,740
750,000		Term Loan - Second Lien, 0.00%, Maturing
		March 5, 2014(2)	16,969
Tribune Co.
769,750		Term Loan, 0.00%, Maturing August 17, 2009(2)	224,767
1,036,888		Term Loan, 0.00%, Maturing May 17, 2014(2)	267,431
Xsys, Inc.
EUR	1,500,000	Term Loan - Second Lien, 7.29%, Maturing
		September 27, 2015	396,930
			$ 4,062,913

Radio and Television — 1.9%
CMP Susquehanna Corp.
1,000,000		Term Loan, 2.73%, Maturing May 5, 2011(5)	$ 340,000
NEP II, Inc.
146,998		Term Loan, 2.69%, Maturing February 16, 2014	125,683
Young Broadcasting, Inc.
987,212		Term Loan, 4.75%, Maturing November 3, 2012	387,481
			$ 853,164

Retailers (Except Food and Drug) — 1.2%
Educate, Inc.
500,000		Term Loan - Second Lien, 6.47%, Maturing
		June 14, 2014	$ 287,500
Orbitz Worldwide, Inc.
265,950		Term Loan, 3.97%, Maturing July 25, 2014	97,958

See notes to financial statements
7

Eaton Vance Credit Opportunities Fund as of April 30, 2009
PORTFOLIO OF INVESTMENTS CONT’D

Principal
Amount*		Borrower/Tranche Description	Value

Retailers (Except Food and Drug) (continued)
Oriental Trading Co., Inc.
	750,000	Term Loan - Second Lien, 6.43%, Maturing
		January 31, 2013	$ 162,188
			$ 547,646

Steel — 1.9%
Niagara Corp.
	1,476,212	Term Loan, 5.60%, Maturing June 29, 2014	$ 830,369
			$ 830,369

Surface Transport — 1.5%
Gainey Corp.
	1,400,663	Term Loan, 0.00%, Maturing April 20, 2012(2)	$ 159,676
Swift Transportation Co., Inc.
	500,000	Term Loan, 3.45%, Maturing May 10, 2012	280,000
	389,837	Term Loan, 3.81%, Maturing May 10, 2014	239,506
			$ 679,182

Telecommunications — 3.5%
BCM Luxembourg, Ltd.
EUR	1,000,000	Term Loan - Second Lien, 5.22%, Maturing March 31,
		2016	$ 536,957
IPC Systems, Inc.
	1,000,000	Term Loan - Second Lien, 6.50%, Maturing
		May 31, 2015	196,667
Palm, Inc.
	985,000	Term Loan, 3.94%, Maturing April 24, 2014	627,938
Trilogy International Partners
	500,000	Term Loan, 4.72%, Maturing June 29, 2012	212,500
			$ 1,574,062

Utilities — 2.6%
AEI Finance Holding, LLC
	116,022	Term Loan, 3.44%, Maturing March 30, 2012	$ 75,415
	817,768	Term Loan, 4.22%, Maturing March 30, 2014	531,549
Electricinvest Holding Co.
GBP	300,000	Term Loan, 5.40%, Maturing December 21, 2012	291,136
EUR	297,885	Term Loan - Second Lien, 5.50%, Maturing
		December 21, 2012	258,813
			$ 1,156,913

Total Senior Floating-Rate Interests
(identified cost $91,770,986)			$ 39,300,230

Corporate Bonds & Notes — 23.0%

Principal
Amount
(000’s omitted)	Security	Value

Aerospace and Defense — 0.1%
Alion Science and Technologies Corp.
$ 60	10.25%, 2/1/15	$ 15,000
Hawker Beechcraft Acquisition
65	9.75%, 4/1/17	16,250
Vought Aircraft Industries, Inc., Sr. Notes
45	8.00%, 7/15/11	18,563
		$ 49,813

Automotive — 0.1%
Allison Transmission, Inc.
$ 70	11.00%, 11/1/15(6)	$ 42,350
Tenneco, Inc., Sr. Notes
30	8.125%, 11/15/15	12,150
		$ 54,500

Broadcast Radio and Television — 0.3%
Warner Music Group, Sr. Sub. Notes
$ 60	7.375%, 4/15/14	$ 45,000
XM Satellite Radio Holdings, Inc., Sr. Notes
125	13.00%, 8/1/13	81,875
		$ 126,875

Brokers, Dealers and Investment Houses — 0.1%
Nuveen Investments, Inc., Sr. Notes
$ 80	10.50%, 11/15/15(6)	$ 40,800
		$ 40,800

Building and Development — 0.2%
Interline Brands, Inc., Sr. Sub. Notes
$ 40	8.125%, 6/15/14	$ 38,400
Panolam Industries International, Sr. Sub. Notes
175	10.75%, 10/1/13(2)	9,625
Texas Industries Inc., Sr. Notes
75	7.25%, 7/15/13(6)	61,313
		$ 109,338

Business Equipment and Services — 1.0%
Affinion Group, Inc.
$ 35	11.50%, 10/15/15	$ 25,375

See notes to financial statements
8

Eaton Vance Credit Opportunities Fund as of April 30, 2009
PORTFOLIO OF INVESTMENTS CONT’D

Principal
Amount
(000’s omitted)	Security	Value

Business Equipment and Services (continued)
MediMedia USA, Inc., Sr. Sub. Notes
$ 100	11.375%, 11/15/14(6)	$ 65,500
Rental Service Corp.
140	9.50%, 12/1/14	90,650
Ticketmaster, Sr. Notes
110	10.75%, 7/28/16(6)	75,625
Travelport, LLC
25	9.875%, 9/1/14	12,375
West Corp.
190	9.50%, 10/15/14	165,775
		$ 435,300

Cable and Satellite Television — 0.3%
Cablevision Systems Corp., Sr. Notes, Series B
$ 30	8.00%, 4/15/12	$ 30,000
MCC Iowa LLC, Sr. Notes
75	8.50%, 10/15/15	70,875
National Cable PLC
20	8.75%, 4/15/14	19,900
		$ 120,775

Chemicals and Plastics — 0.1%
INEOS Group Holdings PLC, Sr. Sub. Notes
$ 155	8.50%, 2/15/16(6)	$ 24,025
Reichhold Industries, Inc., Sr. Notes
225	9.00%, 8/15/14(6)	41,625
		$ 65,650

Clothing/Textiles — 1.3%
Oxford Industries, Inc., Sr. Notes
$ 635	8.875%, 6/1/11	$ 530,225
Perry Ellis International, Inc., Sr. Sub. Notes
105	8.875%, 9/15/13	71,925
		$ 602,150

Conglomerates — 0.2%
RBS Global & Rexnord Corp.
$ 70	11.75%, 8/1/16	$ 42,350
75	8.875%, 9/1/16	53,625
		$ 95,975

Principal
Amount
(000’s omitted)	Security	Value
Containers and Glass Products — 0.4%
Intertape Polymer US, Inc., Sr. Sub. Notes
$ 20	8.50%, 8/1/14	$ 8,200
Pliant Corp.
243	11.625%, 6/15/09(2)(3)	87,278
Smurfit-Stone Container Enterprises, Inc., Sr. Notes
190	8.00%, 3/15/17(2)	41,800
Solo Cup Co.
15	8.50%, 2/15/14	12,675
Stone Container Corp., Sr. Notes
30	8.375%, 7/1/12(2)	6,450
		$ 156,403

Ecological Services and Equipment — 0.0%
Waste Services, Inc., Sr. Sub. Notes
$ 25	9.50%, 4/15/14	$ 21,875
		$ 21,875

Electronics/ Electrical — 0.2%
Advanced Micro Devices, Inc., Sr. Notes
$ 135	7.75%, 11/1/12	$ 77,625
		$ 77,625

Equipment Leasing — 0.4%
Hertz Corp.
$ 130	8.875%, 1/1/14	$ 101,400
80	10.50%, 1/1/16	57,200
		$ 158,600

Financial Intermediaries — 0.2%
General Motors Acceptance Corp., Variable Rate
$ 75	2.488%, 5/15/09	$ 74,156
		$ 74,156

Food Products — 0.0%
ASG Consolidated, LLC/ASG Finance, Inc., Sr. Disc. Notes
$ 10	11.50%, 11/1/11	$ 8,600
		$ 8,600

Food Service — 0.2%
Aramark Services, Inc.
$ 55	8.50%, 2/1/15	$ 52,800

See notes to financial statements
9

Eaton Vance Credit Opportunities Fund as of April 30, 2009
PORTFOLIO OF INVESTMENTS CONT’D

Principal
Amount
(000’s omitted)	Security	Value

Food Service (continued)
El Pollo Loco, Inc.
$ 55	11.75%, 11/15/13	$ 42,625
		$ 95,425

Food/Drug Retailers — 0.9%
General Nutrition Center, Sr. Notes, Variable Rate
$ 335	6.404%, 3/15/14(3)	$ 256,275
General Nutrition Center, Sr. Sub. Notes
180	10.75%, 3/15/15	144,000
		$ 400,275

Forest Products — 1.0%
Jefferson Smurfit Corp., Sr. Notes
$ 50	8.25%, 10/1/12(2)	$ 10,750
30	7.50%, 6/1/13(2)	5,850
NewPage Corp.
720	10.00%, 5/1/12	342,000
185	12.00%, 5/1/13	50,875
Verso Paper Holdings, LLC/Verso Paper, Inc.
130	11.375%, 8/1/16	31,200
		$ 440,675

Healthcare — 2.7%
Accellent, Inc.
$ 45	10.50%, 12/1/13	$ 34,200
AMR HoldCo, Inc./EmCare HoldCo, Inc., Sr. Sub. Notes
15	10.00%, 2/15/15	15,300
DJO Finance, LLC/DJO Finance Corp.
115	10.875%, 11/15/14	88,550
MultiPlan, Inc., Sr. Sub. Notes
1,035	10.375%, 4/15/16(6)	915,975
National Mentor Holdings, Inc.
135	11.25%, 7/1/14	119,475
US Oncology, Inc.
30	9.00%, 8/15/12	29,700
		$ 1,203,200

Industrial Equipment — 0.2%
ESCO Corp., Sr. Notes
$ 65	8.625%, 12/15/13(6)	$ 52,975
ESCO Corp., Sr. Notes, Variable Rate
65	5.195%, 12/15/13(6)	43,875
		$ 96,850

Principal
Amount
(000’s omitted)	Security	Value

Insurance — 0.3%
Alliant Holdings I, Inc.
$ 70	11.00%, 5/1/15(6)	$ 48,650
Hub International Holdings, Inc.
75	9.00%, 12/15/14(6)	52,500
U.S.I. Holdings Corp., Sr. Notes, Variable Rate
60	5.113%, 11/15/14(6)	29,100
		$ 130,250

Leisure Goods/Activities/Movies — 0.3%
Bombardier, Inc.
$ 65	8.00%, 11/15/14(6)	$ 57,200
Royal Caribbean Cruises, Sr. Notes
55	7.00%, 6/15/13	42,900
20	6.875%, 12/1/13	15,000
15	7.25%, 6/15/16	10,050
30	7.25%, 3/15/18	19,200
		$ 144,350

Lodging and Casinos — 3.7%
Buffalo Thunder Development Authority
$ 220	9.375%, 12/15/14(6)	$ 24,200
CCM Merger, Inc.
95	8.00%, 8/1/13(6)	42,750
Fontainebleau Las Vegas Casino, LLC
310	11.00%, 6/15/15(6)	12,400
Host Hotels and Resorts, LP, Sr. Notes
145	6.75%, 6/1/16	127,238
Indianapolis Downs, LLC & Capital Corp., Sr. Notes
105	11.00%, 11/1/12(6)	59,325
Inn of the Mountain Gods, Sr. Notes
40	12.00%, 11/15/10	8,600
MGM Mirage, Inc.
15	7.50%, 6/1/16	8,475
Mohegan Tribal Gaming Authority, Sr. Sub. Notes
55	8.00%, 4/1/12	36,025
110	7.125%, 8/15/14	67,650
1,125	6.875%, 2/15/15	570,937
Pinnacle Entertainment, Inc., Sr. Sub. Notes
10	8.25%, 3/15/12	9,800
95	7.50%, 6/15/15	79,325
Pokagon Gaming Authority, Sr. Notes
56	10.375%, 6/15/14(6)	52,080
Scientific Games Corp.
30	7.875%, 6/15/16(6)	27,450

See notes to financial statements
10

Eaton Vance Credit Opportunities Fund as of April 30, 2009
PORTFOLIO OF INVESTMENTS CONT’D

Principal
Amount
(000’s omitted)	Security	Value

Lodging and Casinos (continued)
Seminole Hard Rock Entertainment, Variable Rate
$ 80	3.82%, 3/15/14(6)	$ 53,200
Tunica-Biloxi Gaming Authority, Sr. Notes
160	9.00%, 11/15/15(6)	138,400
Waterford Gaming, LLC, Sr. Notes
190	8.625%, 9/15/14(6)	152,409
Wynn Las Vegas, LLC
230	6.625%, 12/1/14	195,500
		$ 1,665,764

Nonferrous Metals/Minerals — 0.7%
FMG Finance PTY, Ltd.
$ 345	10.625%, 9/1/16(6)	$ 303,600
		$ 303,600

Oil and Gas — 2.3%
Allis-Chalmers Energy, Inc., Sr. Notes
$ 810	9.00%, 1/15/14	$ 405,000
Cimarex Energy Co., Sr. Notes
55	7.125%, 5/1/17	48,950
Clayton Williams Energy, Inc.
40	7.75%, 8/1/13	27,600
Compton Pet Finance Corp.
90	7.625%, 12/1/13	34,875
Denbury Resources, Inc., Sr. Sub. Notes
25	7.50%, 12/15/15	23,625
Forbes Energy Services, Sr. Notes
170	11.00%, 2/15/15	117,300
OPTI Canada, Inc., Sr. Notes
65	7.875%, 12/15/14	35,262
75	8.25%, 12/15/14	41,625
Petroleum Development Corp., Sr. Notes
65	12.00%, 2/15/18	44,200
Quicksilver Resources, Inc.
160	7.125%, 4/1/16	100,800
SemGroup, L.P., Sr. Notes
145	8.75%, 11/15/15(2)(6)	5,438
SESI, LLC, Sr. Notes
30	6.875%, 6/1/14	26,400
Stewart & Stevenson, LLC, Sr. Notes
180	10.00%, 7/15/14	136,800
		$ 1,047,875

Principal
Amount
(000’s omitted)	Security	Value

Publishing — 1.5%
Dex Media West/Finance, Series B
$ 45	9.875%, 8/15/13(2)	$ 12,937
Harland Clarke Holdings
20	9.50%, 5/15/15	12,100
Laureate Education, Inc.
50	10.00%, 8/15/15(6)	37,750
477	10.25%, 8/15/15(3)(6)	299,474
Local Insight Regatta Holdings, Inc.
60	11.00%, 12/1/17	14,700
Nielsen Finance, LLC
285	10.00%, 8/1/14	269,325
35	12.50%, (0.00% until 2011), 8/1/16	19,425
Reader’s Digest Association, Inc. (The), Sr. Sub. Notes
205	9.00%, 2/15/17	12,556
		$ 678,267

Rail Industries — 0.1%
American Railcar Industry, Sr. Notes
$ 80	7.50%, 3/1/14	$ 62,800
		$ 62,800

Retailers (Except Food and Drug) — 2.8%
Amscan Holdings, Inc., Sr. Sub. Notes
$ 225	8.75%, 5/1/14	$ 181,125
Neiman Marcus Group, Inc.
927	9.00%, 10/15/15	514,518
585	10.375%, 10/15/15	324,675
Yankee Acquisition Corp., Series B
347	8.50%, 2/15/15	246,370
		$ 1,266,688

Steel — 0.3%
RathGibson, Inc., Sr. Notes
$ 10	11.25%, 2/15/14	$ 2,500
Steel Dynamics, Inc., Sr. Notes
140	7.375%, 11/1/12	125,650
		$ 128,150

Surface Transport — 0.2%
CEVA Group, PLC, Sr. Notes
$ 135	10.00%, 9/1/14(6)	$ 67,500
		$ 67,500

See notes to financial statements
11

Eaton Vance Credit Opportunities Fund as of April 30, 2009
PORTFOLIO OF INVESTMENTS CONT’D

Principal
Amount
(000’s omitted)	Security	Value

Telecommunications — 0.7%
Digicel Group, Ltd., Sr. Notes
$ 110	9.25%, 9/1/12(6)	$ 103,950
30	9.125%, 1/15/15(6)	20,550
Nortel Networks, Ltd.
65	10.75%, 7/15/16(2)	17,550
205	10.75%, 7/15/16(2)(6)	55,350
Windstream Corp., Sr. Notes
95	8.125%, 8/1/13	95,000
30	8.625%, 8/1/16	30,000
		$ 322,400

Utilities — 0.1%
AES Corp.
$ 35	8.00%, 10/15/17	$ 32,200
Edison Mission Energy, Sr. Notes
15	7.50%, 6/15/13	12,825
Reliant Energy, Inc., Sr. Notes
10	7.625%, 6/15/14	9,075
		$ 54,100

Total Corporate Bonds & Notes
(identified cost $16,365,276)		$ 10,306,604

Asset-Backed Securities — 0.1%

Principal
Amount
(000’s omitted)	Security	Value
$ 2,000	Comstock Funding Ltd., Series 2006-1A, Class D,
	5.511%, 5/30/20(6)(7)	$ 40,000

Total Asset-Backed Securities
(identified cost $1,446,064)		$ 40,000

Preferred Stocks — 0.1%

Units	Security	Value

Lodging and Casinos — 0.1%
210	Fontainebleau Resorts LLC(3)(4)(8)	$ 19,910

Total Preferred Stocks
(identified cost $210,460)		$ 19,910

Miscellaneous — 0.0%

Shares	Security	Value

Cable and Satellite Television — 0.0%
300,000	Adelphia, Inc., Escrow Certificate(9)	$ 5,625
290,298	Adelphia Recovery Trust(9)	3,629

Total Miscellaneous
(identified cost $299,250)		$ 9,254

Short-Term Investments — 38. 3%

Interest/
Principal Amount
(000’s Omitted)	Description	Value
$ 15,403	Cash Management Portfolio, 0.13%(10)	$ 15,403,369
1,730	State Street Bank and Trust Euro Time Deposit,
	0.01%, 5/1/09	1,729,876

Total Short-Term Investments
(identified cost $17,133,245)		$ 17,133,245

Total Investments — 149.3%
(identified cost $127,225,281)		$ 66,809,243

Less Unfunded Loan
Commitments — (1.4)%		$ (652,407)

Net Investments — 147.9%
(identified cost $126,572,874)		$ 66,156,836

Other Assets, Less
Liabilities — 12.6%		$ 5,672,872

Auction Preferred Shares Plus
Cumulative Unpaid
Dividends — (60.5)%		$(27,084,595)

Net Assets Applicable to Common
Shares — 100.0%		$ 44,745,113

Industry and sector classifications included in the Portfolio of Investments are unaudited.

DIP - Debtor in Possession

SPA - Standby Bond Purchase Agreement

EUR - Euro

GBP - British Pound Sterling

*	In U.S. dollars unless otherwise indicated.

See notes to financial statements
12

Eaton Vance Credit Opportunities Fund as of April 30, 2009
PORTFOLIO OF INVESTMENTS CONT’D

(1)	Senior floating-rate interests (Senior Loans) often require prepayments from excess cash flows or permit the borrowers to repay at their election. The degree to which borrowers repay, whether as a contractual requirement or at their election, cannot be predicted with accuracy. As a result, the actual remaining maturity may be substantially less than the stated maturities shown. However, Senior Loans will have an expected average life of approximately two to four years. The stated interest rate represents the weighted average interest rate of all contracts within the senior loan facility. Senior Loans typically have rates of interest which are redetermined either daily, monthly, quarterly or semi-annually by reference to a base lending rate, plus a premium. These base rates are primarily the London-Interbank Offered Rate (“LIBOR”) and secondarily, the prime rate offered by one or more major United States banks (the “Prime Rate”) and the certificate of deposit (“CD”) rate or other base lending rates used by commercial lenders.
(2)	Defaulted security. Currently the issuer is in default with respect to interest payments.
(3)	Represents a payment-in-kind security which may pay all or a portion of interest/dividends in additional par/shares.
(4)	Security valued at fair value using methods determined in good faith by or at the direction of the Trustees.
(5)	Unfunded or partially unfunded loan commitments. See Note 1G for description.
(6)	Security exempt from registration under Rule 144A of the Securities Act of 1933. These securities may be sold in transactions exempt from registration, normally to qualified institutional buyers. At April 30, 2009, the aggregate value of these securities is $3,047,339 or 6.8% of the Fund's net assets applicable to common shares.
(7)	Variable rate security. The stated interest rate represents the rate in effect at April 30, 2009.
(8)	Restricted security. See Note 8.
(9)	Non-income producing security.
(10)	Affiliated investment company available to Eaton Vance portfolios and funds which invests in high quality, U.S. dollar denominated money market instruments. The rate shown is the annualized seven-day yield as of April 30, 2009.

See notes to financial statements
13

Eaton Vance Credit Opportunities Fund as of April 30, 2009
FINANCIAL STATEMENTS

Statement of Assets and Liabilities

As of April 30, 2009
Assets
Unaffiliated investments, at value (identified cost, $111,169,505)	$ 50,753,467
Affiliated investment, at value (identified cost, $15,403,369)	15,403,369
Foreign currency, at value (identified cost, $1,379,433)	1,377,910
Receivable for investments sold	3,498,212
Interest and dividends receivable	1,322,612
Interest receivable from affiliated investment	583
Receivable for closed interest rate floors	115,365
Prepaid expenses	14,750
Total assets	$ 72,486,268

Liabilities
Due to custodian	$ 435,083
Payable for investments purchased	21,604
Payable for open forward foreign currency exchange contracts	48,234
Payable to affiliates:
Investment adviser fee	27,162
Trustees’ fees	311
Accrued expenses	124,166
Total liabilities	$ 656,560
Auction preferred shares (1,083 shares outstanding) at liquidation
value plus cumulative unpaid dividends	$ 27,084,595
Net assets applicable to common shares	$ 44,745,113

Sources of Net Assets
Common shares, $0.01 par value, unlimited number of shares
authorized, 7,274,487 shares issued and outstanding	$ 72,745
Additional paid-in capital	148,082,965
Accumulated net realized loss	(39,791,473)
Accumulated distributions in excess of net investment income	(3,209,790)
Net unrealized depreciation	(60,409,334)
Net assets applicable to common shares	$ 44,745,113

Net Asset Value Per Common Share

($44,745,113 divided by 7,274,487 common shares issued and
outstanding)	$ 6.15

Statement of Operations

For the Year Ended
April 30, 2009
Investment Income
Interest	$ 13,764,113
Dividends	82,242
Interest income allocated from affiliated investment	57,749
Expenses allocated from affiliated investment	(18,424)
Total investment income	$ 13,885,680

Expenses
Investment adviser fee	$ 946,153
Trustees’ fees and expenses	2,540
Custodian fee	119,346
Transfer and dividend disbursing agent fees	21,752
Legal and accounting services	172,966
Printing and postage	69,760
Interest expense and fees	1,529,166
Preferred shares service fee	70,153
Miscellaneous	99,676
Total expenses	$ 3,031,512
Deduct —
Reduction of investment adviser fee	$ 257,051
Reduction of custodian fee	116
Total expense reductions	$ 257,167

Net expenses	$ 2,774,345

Net investment income	$ 11,111,335

Realized and Unrealized Gain (Loss)
Net realized gain (loss) —
Investment transactions	$(30,863,220)
Interest rate floors	63,958
Foreign currency and forward foreign currency exchange contract
transactions	4,456,386
Extinguishment of debt	(433,400)
Net realized loss	$ (26,776,276)
Change in unrealized appreciation (depreciation) —
Investments	$(36,272,969)
Interest rate floors	(974,403)
Foreign currency and forward foreign currency exchange contracts	(123,284)
Net change in unrealized appreciation (depreciation)	$ (37,370,656)

Net realized and unrealized loss	$ (64,146,932)

Distributions to preferred shareholders
From net investment income	$ (873,750)

Net decrease in net assets from operations	$ (53,909,347)

See notes to financial statements
14

Eaton Vance Credit Opportunities Fund as of April 30, 2009
FINANCIAL STATEMENTS CONT’D

Statements of Changes in Net Assets

Increase (Decrease)	Year Ended	Year Ended
in Net Assets	April 30, 2009	April 30, 2008
From operations —
Net investment income	$ 11,111,335	$ 18,401,520
Net realized loss from investment transactions,
interest rate floors, foreign currency and
forward foreign currency exchange contract
transactions, and extinguishment of debt	(26,776,276)	(3,632,196)
Net change in unrealized appreciation (depreciation)
from investments, interest rate floors, and
foreign currency and forward foreign currency
exchange contracts	(37,370,656)	(28,515,367)
Distributions to preferred shareholders —
From net investment income	(873,750)	(4,288,579)
Net decrease in net assets from operations	$ (53,909,347)	$ (18,034,622)
Distributions to common shareholders —
From net investment income	$ (9,065,595)	$ (14,300,086)
Tax return of capital	(591,173)	—
Total distributions to common shareholders	$ (9,656,768)	$ (14,300,086)
Capital share transactions —
Reinvestment of distributions to common
shareholders	$ 121,930	$ 1,518,607
Net increase in net assets from capital
share transactions	$ 121,930	$ 1,518,607
Net decrease in net assets	$ (63,444,185)	$ (30,816,101)

Net Assets Applicable to
Common Shares
At beginning of year	$108,189,298	$139,005,399
At end of year	$ 44,745,113	$ 108,189,298

Accumulated distributions
in excess of net
investment income
included in net assets
applicable to common shares
At end of year	$ (3,209,790)	$ (889,183)

Statement of Cash Flows

Cash Flows From	Year Ended
Operating Activities	April 30, 2009
Net decrease in net assets from operations	$(53,909,347)
Distributions to preferred shareholders	873,750
Net decrease in net assets from operations excluding distributions to
preferred shareholders	(53,035,597)
Adjustments to reconcile net decrease in net assets from operations to net cash provided by (used in) operating activities:
Investments purchased	(25,065,007)
Investments sold and principal repayments	90,959,246
Increase in short-term investments, net	(13,392,169)
Net accretion/amortization of premium (discount)	(645,680)
Amortization of structuring fees on notes payable	103,603
Decrease in interest receivable and dividends	1,515,577
Decrease in interest receivable from affiliated investment	10,360
Decrease in payable for investments purchased	(283,258)
Increase in receivable for investments sold	(3,452,131)
Decrease in receivable for closed interest rate floors	1,056,934
Decrease in receivable for open forward foreign currency contracts	118,140
Decrease in prepaid expenses	38,410
Decrease in payable to affiliate for investment adviser fee	(58,752)
Increase in payable for open forward foreign currency contracts	48,234
Decrease in payable to affiliate for Trustees’ fees	(1,481)
Decrease in unfunded loan commitments	(1,259,318)
Decrease in accrued expenses	(42,041)
Net realized loss on extinguishment of debt	433,400
Net change in unrealized (appreciation) depreciation on investments	36,272,969
Net realized (gain) loss on investments	30,863,220
Net cash provided by operating activities	$ 64,184,659

Cash Flows From Financing Activities
Cash distributions paid to common shareholders, net of reinvestments	$ (9,534,838)
Liquidation of auction preferred shares	(54,175,000)
Distributions to preferred shareholders	(922,599)
Proceeds from notes payable	54,175,000
Repayment of notes payable	(54,175,000)
Increase in due to custodian	435,083
Net cash used in financing activities	$ (64,197,354)

Net decrease in cash	$ (12,695)

Cash at beginning of period(1)	$ 1,390,605

Cash at end of period(1)	$ 1,377,910

Supplemental disclosure of cash flow information:
Reinvestment of dividends and distributions	$ 121,930
Cash paid for interest and fees on borrowings	1,425,563

(1)	Balance includes foreign currencies, at value.

See notes to financial statements
15

Eaton Vance Credit Opportunities Fund as of April 30, 2009
FINANCIAL STATEMENTS CONT’D
Financial Highlights

Selected data for a common share outstanding during the periods stated
	Year Ended April 30,		Period Ended
	2009	2008	April 30, 2007(1)
Net asset value — Beginning of period (Common shares)	$14.910	$19.380	$19.100(2)

Income (loss) from operations
Net investment income(3)	$ 1.530	$ 2.548	$ 2.057
Net realized and unrealized gain (loss)	(8.840)	(4.444)	0.449
Distributions to preferred shareholders
From net investment income(3)	(0.120)	(0.594)	(0.435)
Total income (loss) from operations	$ (7.430)	$ (2.490)	$ 2.071

Less distributions to common shareholders
From net investment income	$ (1.249)	$ (1.980)	$ (1.598)
Tax return of capital	(0.081)	—	—
Total distributions to common shareholders	$ (1.330)	$ (1.980)	$ (1.598)
Preferred and common shares offering costs charged to paid-in capital(3)	$ —	$ —	$ (0.078)
Preferred shares underwriting discounts(3)	$ —	$ —	$ (0.115)
Net asset value — End of period (Common shares)	$ 6.150	$14.910	$19.380
Market Value — End of period (Common shares)	$ 5.360	$14.250	$20.920
Total Investment Return on Net Asset Value(4)	(51.30)%	(13.57)%	10.23%(5)(12)
Total Investment Return on Market Value(4)	(55.62)%	(23.42)%	18.99%(5)(12)

See notes to financial statements
16

Eaton Vance Credit Opportunities Fund as of April 30, 2009
FINANCIAL STATEMENTS CONT’D
Financial Highlights

Selected data for a common share outstanding during the periods stated

	Year Ended April 30,		Period Ended
	2009	2008	April 30, 2007(1)

Ratios/Supplemental Data
Net assets applicable to common shares, end of period (000’s omitted)	$44,745	$108,189	$139,005
Ratios (as a percentage of average daily net assets applicable to common shares):(6)
Expenses before custodian fee reduction excluding interest and fees(7)	1.75%	1.57%	1.40%(8)
Interest and fee expense(9)	2.11%	—	—
Total expenses	3.86%	1.57%	1.40%(8)
Net investment income	15.35%	14.69%	11.72%(8)
Portfolio Turnover	21%	56%	68%(12)
The ratios reported above are based on net assets applicable solely to common shares. The ratios based on net assets, including amounts related to preferred shares, are as follows:
Ratios (As a percentage of average daily net assets applicable to common shares and preferred shares):(6)
Expenses before custodian fee reduction excluding interest and fees(7)	1.27%	0.95%	0.88%(8)
Interest and fee expense(9)	1.54%	—	—
Total expenses	2.81%	0.95%	0.88%(8)
Net investment income	11.17%	8.91%	7.32%(8)
Senior Securities:
Total preferred shares outstanding	1,083	3,250	3,250
Asset coverage per preferred share(10)	$66,325	$ 58,307	$ 67,786
Involuntary liquidation preference per preferred share(11)	$25,000	$ 25,000	$ 25,000
Approximate market value per preferred share(11)	$25,000	$ 25,000	$ 25,000

(1)	For the period from the start of business, May 30, 2006, to April 30, 2007.
(2)	Net asset value at beginning of period reflects the deduction of the sales load of $0.90 per share paid by the shareholder from the $20.00 offering price.
(3)	Computed using average common shares outstanding.
(4)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested.
(5)	Total investment return on net asset value is calculated assuming a purchase at the offering price of $20.00 less the sales load of $0.90 per share paid by the shareholder on the first day and a sale at the net asset value on the last day of the period reported. Total investment return on market value is calculated assuming a purchase at the offering price of $20.00 less the sales load of $0.90 per share paid by the shareholder on the first day and a sale at the current market price on the last day of the period reported with all distributions reinvested.
(6)	Ratios do not reflect the effect of dividend payments to preferred shareholders.
(7)	Excludes the effect of custody fee credits, if any, of less than 0.005%.
(8)	Annualized.
(9)	Interest and fee expense relates to the notes payable incurred to partially redeem the Fund’s APS (see Note 11).
(10)	Calculated by subtracting the Fund’s total liabilities (not including the preferred shares) from the Fund’s total assets, and dividing the result by the number of preferred shares outstanding.
(11)	Plus accumulated and unpaid dividends.
(12)	Not annualized.

See notes to financial statements
17

Eaton Vance Credit Opportunities Fund as of April 30, 2009
NOTES TO FINANCIAL STATEMENTS

1 Significant Accounting Policies

Eaton Vance Credit Opportunities Fund (the Fund) is a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the 1940 Act), as a diversified, closed-end management investment company. The Fund’s primary investment objective is to provide a high level of current income. The Fund, as a secondary objective, also seeks capital appreciation.

The following is a summary of significant accounting policies of the Fund. The policies are in conformity with accounting principles generally accepted in the United States of America.

A Investment Valuation — Interests in senior floating-rate loans (Senior Loans) for which reliable market quotations are readily available are valued generally at the average mean of bid and ask quotations obtained from an independent pricing service. Other Senior Loans are valued at fair value by the investment adviser under procedures approved by the Trustees. In fair valuing a Senior Loan, the investment adviser utilizes one or more of the valuation techniques described in (i) through (iii) below to assess the likelihood that the borrower will make a full repayment of the loan underlying such Senior Loan relative to yields on other Senior Loans issued by companies of comparable credit quality. If the investment adviser believes that there is a reasonable likelihood of full repayment, the investment adviser will determine fair value using a matrix pricing approach that considers the yield on the Senior Loan. If the investment adviser believes there is not a reasonable likelihood of full repayment, the investment adviser will determine fair value using analyses that include, but are not limited to: (i) a comparison of the value of the borrower’s outstanding equity and debt to that of comparable public companies; (ii) a discounted cash flow analysis; or (iii) when the investment adviser believes it is likely that a borrower will be liquidated or sold, an analysis of the terms of such liquidation or sale. In certain cases, the investment adviser will use a combination of analytical methods to determine fair value, such as when only a portion of a borrower’s assets are likely to be sold. In conducting its assessment and analyses for purposes of determining fair value of a Senior Loan, the investment adviser will use its discretion and judgment in considering and appraising relevant factors. Fair value determinations are made by the portfolio managers of the Fund based on information available to such managers. The portfolio managers of other funds managed by the investment adviser that invest in Senior Loans may not possess the same information about a Senior Loan borrower as the portfolio managers of the Fund. At times, the fair value of a Senior Loan determined by the portfolio managers of other funds managed by the investment adviser that invest in Senior Loans may vary from the fair value of the same Senior Loan determined by the portfolio managers of the Fund. The fair value of each Senior Loan is periodically reviewed and approved by the investment adviser’s Valuation Committee and by the Trustees based upon procedures approved by the Trustees. Junior Loans are valued in the same manner as Senior Loans.

Debt obligations, including listed securities and securities for which quotations are readily available, will normally be valued on the basis of reported trades or market quotations provided by independent pricing services, when in the services’ judgment, these prices are representative of the securities’ market values. For debt securities where market quotations are not readily available, the pricing services will use various techniques that consider factors including, but not limited to, prices or yields of securities with similar characteristics, benchmark yields, broker/ dealer quotes, issuer spreads, as well as industry and economic events. Short-term debt securities with a remaining maturity of sixty days or less are generally valued at amortized cost, which approximates market value. If short-term debt securities are acquired with a remaining maturity of more than sixty days, they will be valued by a pricing service. Equity securities listed on a U.S. securities exchange generally are valued at the last sale price on the day of valuation or, if no sales took place on such date, at the mean between the closing bid and asked prices therefore on the exchange where such securities are principally traded. Equity securities listed on the NASDAQ Global or Global Select Market generally are valued at the NASDAQ official closing price. Unlisted or listed securities for which closing sales prices or closing quotations are not available are valued at the mean between the latest available bid and asked prices or, in the case of preferred equity securities that are not listed or traded in the over-the-counter market, by an independent pricing service. Forward foreign currency exchange contracts are generally valued using forward exchange rates supplied by a pricing vendor. Interest rate swaps and floors are normally valued using valuations provided by pricing vendors. Such vendor valuations are based on the present value of fixed and projected floating rate cash flows over the term of the swap contract. Future cash flows are discounted to their present value using swap quotations provided by electronic data services or by broker/dealers. Foreign securities and currencies are valued in U.S. dollars, based on foreign currency exchange rate quotations supplied by an independent quotation service. The independent service uses a proprietary model to determine the exchange rate. Inputs to the model include reported trades and implied bid/ask spreads. Investments for which valuations or market quotations are not readily available or are deemed unreliable are valued at fair value using methods determined in good faith by or at the direction of the Trustees of the Fund in a manner that most fairly reflects the security’s value, or the amount that the Fund might reasonably expect to receive for the security upon its current sale in the ordinary course. Each

Eaton Vance Credit Opportunities Fund as of April 30, 2009
NOTES TO FINANCIAL STATEMENTS CONT’D

such determination is based on a consideration of all relevant factors, which are likely to vary from one pricing context to another. These factors may include, but are not limited to, the type of security, the existence of any contractual restrictions on the security’s disposition, the price and extent of public trading in similar securities of the issuer or of comparable companies, quotations or relevant information obtained from broker-dealers or other market participants, information obtained from the issuer, analysts, and/or the appropriate stock exchange (for exchange-traded securities), an analysis of the company’s financial condition, and an evaluation of the forces that influence the issuer and the market(s) in which the security is purchased and sold.

The Fund may invest in Cash Management Portfolio (Cash Management), an affiliated investment company managed by Boston Management and Research (BMR), a subsidiary of Eaton Vance Management (EVM). Cash Management values its investment securities utilizing the amortized cost valuation technique permitted by Rule 2a-7 of the 1940 Act, pursuant to which Cash Management must comply with certain conditions. This technique involves initially valuing a portfolio security at its cost and thereafter assuming a constant amortization to maturity of any discount or premium. If amortized cost is determined not to approximate fair value, Cash Management may value its investment securities based on available market quotations provided by a pricing service.

B Investment Transactions — Investment transactions for financial statement purposes are accounted for on a trade date basis. Realized gains and losses on investments sold are determined on the basis of identified cost.

C Income — Interest income is recorded on the basis of interest accrued, adjusted for amortization of premium or accretion of discount. Fees associated with loan amendments are recognized immediately. Dividend income is recorded on the ex-dividend date for dividends received in cash and/or securities.

D Federal Taxes — The Fund’s policy is to comply with the provisions of the Internal Revenue Code applicable to regulated investment companies and to distribute to shareholders each year substantially all of its net investment income, and all or substantially all of its net realized capital gains. Accordingly, no provision for federal income or excise tax is necessary.

At April 30, 2009, the Fund, for federal income tax purposes, had a capital loss carryforward of $29,535,416 which will reduce its taxable income arising from future net realized gains on investment transactions, if any, to the extent permitted by the Internal Revenue Code, and thus will reduce the amount of distributions to shareholders, which would otherwise be necessary to relieve the Fund of any liability for federal income or excise tax. Such capital loss carryforward will expire on April 30, 2016 ($833,774) and April 30, 2017 ($28,701,642).

Additionally, at April 30, 2009, the Fund had a net currency loss of $3,182,743 and a net capital loss of $10,128,221 attributable to foreign currency and security transactions, respectively, incurred after October 31, 2008. These losses are treated as arising on the first day of the Fund’s taxable year ending April 30, 2010.

As of April 30, 2009, the Fund had no uncertain tax positions that would require financial statement recognition, de-recognition, or disclosure. Each of the Fund’s federal tax returns filed since the start of business on May 30, 2006 to April 30, 2009 remains subject to examination by the Internal Revenue Service.

E Expense Reduction — State Street Bank and Trust Company (SSBT) serves as custodian of the Fund. Pursuant to the custodian agreement, SSBT receives a fee reduced by credits, which are determined based on the average daily cash balance the Fund maintains with SSBT. All credit balances, if any, used to reduce the Fund’s custodian fees are reported as a reduction of expenses in the Statement of Operations.

F Foreign Currency Translation — Investment valuations, other assets, and liabilities initially expressed in foreign currencies are translated each business day into U.S. dollars based upon current exchange rates. Purchases and sales of foreign investment securities and income and expenses denominated in foreign currencies are translated into U.S. dollars based upon currency exchange rates in effect on the respective dates of such transactions. Recognized gains or losses on investment transactions attributable to changes in foreign currency exchange rates are recorded for financial statement purposes as net realized gains and losses on investments. That portion of unrealized gains and losses on investments that results from fluctuations in foreign currency exchange rates is not separately disclosed.

G Unfunded Loan Commitments — The Fund may enter into certain credit agreements all or a portion of which may be unfunded. The Fund is obligated to fund these commitments at the borrower’s discretion. The commitments are disclosed in the accompanying Portfolio of Investments.

H Use of Estimates — The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and

Eaton Vance Credit Opportunities Fund as of April 30, 2009
NOTES TO FINANCIAL STATEMENTS CONT’D

liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates.

I Indemnifications — Under the Fund’s organizational documents, its officers and Trustees may be indemnified against certain liabilities and expenses arising out of the performance of their duties to the Fund, and shareholders are indemnified against personal liability for the obligations of the Fund. Additionally, in the normal course of business, the Fund enters into agreements with service providers that may contain indemnification clauses. The Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Fund that have not yet occurred.

J Forward Foreign Currency Exchange Contracts — The Fund may enter into forward foreign currency exchange contracts for the purchase or sale of a specific foreign currency at a fixed price on a future date. The Fund may enter into forward contracts for hedging purposes as well as non-hedging purposes. The forward foreign currency exchange contracts are adjusted by the daily exchange rate of the underlying currency and any gains or losses are recorded as unrealized until such time as the contracts have been closed or offset by another contract with the same broker for the same settlement date and currency. Risks may arise upon entering these contracts from the potential inability of counterparties to meet the terms of their contracts and from movements in the value of a foreign currency relative to the U.S. dollar.

K Interest Rate Floors — The Fund may enter into interest rate floors to enhance return or to hedge against fluctuations in interest rates. Interest rate floors are similar to interest rate swaps, except that one party agrees to pay a fee, while the other party agrees to make payments to the extent that interest rates fall below a specified rate or “floor”. Transaction fees paid by the Fund are recognized as assets and amortized over the life of the interest rate floor. Changes in the value of the interest rate floor are recognized as unrealized gains and losses.

L Statement of Cash Flows — The cash amount shown in the Statement of Cash Flows of the Fund is the amount included in the Fund’s Statement of Assets and Liabilities and represents the cash on hand at its custodian and does not include any short-term investments.

2 Auction Preferred Shares

The Fund issued Auction Preferred Shares (APS) on August 11, 2006 in a public offering. The underwriting discount and other offering costs incurred in connection with the offering were recorded as a reduction of the paid- in capital of the common shares. Dividends on the APS, which accrue daily, are cumulative at rates which are reset every seven days by an auction, unless a special dividend period has been set. If the APS auctions do not successfully clear, the dividend payment rate over the next period for the APS holders is set at a specified maximum applicable rate until such time as the APS auctions are successful. Auctions have not cleared since February 13, 2008 and the rate since that date has been the maximum applicable rate (see Note 3). The maximum applicable rate on the APS is the greater of 1) 150% of LIBOR on the date of the auction or 2) LIBOR on the date of the auction plus 1.50%.

During the year ended April 30, 2009, the Fund made a partial redemption of its APS at a liquidation price of $25,000 per share, the financing for which was provided by a committed financing arrangement (see Note 11). The number of APS redeemed and redemption amount (excluding the final dividend payment) during the year ended April 30, 2009 and the number of APS issued and outstanding as of April 30, 2009 are as follows:

APS Redeemed
During the	Redemption	APS Issued and
Period	Amount	Outstanding

2,167	$54,175,000	1,083

The APS are redeemable at the option of the Fund at a redemption price equal to $25,000 per share, plus accumulated and unpaid dividends, on any dividend payment date. The APS are also subject to mandatory redemption at a redemption price equal to $25,000 per share, plus accumulated and unpaid dividends, if the Fund is in default for an extended period on its asset maintenance requirements with respect to the APS. If the dividends on the APS remain unpaid in an amount equal to two full years’ dividends, the holders of the APS as a class have the right to elect a majority of the Board of Trustees. In general, the holders of the APS and the common shares have equal voting rights of one vote per share, except that the holders of the APS, as a separate class, have the right to elect at least two members of the Board of Trustees. The APS have a liquidation preference of $25,000 per share, plus accumulated and unpaid dividends. The Fund is required to maintain certain asset coverage with respect to the APS as defined in the Fund’s By-Laws and the 1940 Act. The Fund pays an annual fee equivalent to 0.15% (0.25% prior to March 2009) of the liquidation value of the APS to broker-dealers as a service fee if the auctions are unsuccessful; otherwise, the annual fee is 0.25%.

3 Distributions to Shareholders

The Fund intends to make monthly distributions of net investment income to common shareholders, after payment of any dividends on any outstanding APS. In addition, at least annually, the Fund intends to distribute

Eaton Vance Credit Opportunities Fund as of April 30, 2009
NOTES TO FINANCIAL STATEMENTS CONT’D

all or substantially all of its net realized capital gains, (reduced by available capital loss carryforwards from prior years, if any). Distributions to common shareholders are recorded on the ex-dividend date. Distributions to preferred shareholders are recorded daily and are payable at the end of each dividend period. The dividend rate for the APS at April 30, 2009 was 1.83%. For the year ended April 30, 2009, the amount of dividends paid (including capital gains, if any) to APS shareholders was $873,750, representing an average APS dividend rate of 3.23% and dividend rate ranges of 1.74% to 7.15%.

Beginning February 13, 2008 and consistent with the patterns in the broader market for auction-rate securities, the Fund’s APS auctions were unsuccessful in clearing due to an imbalance of sell orders over bids to buy the APS. As a result, the dividend rates of the APS were reset to the maximum applicable rate. The rate above reflects such maximum dividend rate as of April 30, 2009.

The Fund distinguishes between distributions on a tax basis and a financial reporting basis. Accounting principles generally accepted in the United States of America require that only distributions in excess of tax basis earnings and profits be reported in the financial statements as a return of capital. Permanent differences between book and tax accounting relating to distributions are reclassified to paid-in capital. For tax purposes, distributions from short-term capital gains are considered to be from ordinary income.

The tax character of distributions declared for the years ended April 30, 2009 and April 30, 2008 was as follows:

	Year Ended April 30,
	2009	2008
Distributions declared from:
Ordinary income	$9,939,345	$18,588,665
Return of capital	591,173	—

During the year ended April 30, 2009, accumulated net realized loss was increased by $6,329,905, accumulated undistributed net investment income was decreased by $3,492,597, and paid-in capital was increased by $9,822,502 due to differences between book and tax accounting, primarily for mixed straddles, interest rate floor contracts, premium amortization and foreign currency gain (loss). These reclassifications had no effect on the net assets or net asset value per share of the Fund.

As of April 30, 2009, the components of distributable earnings (accumulated losses) and unrealized appreciation (depreciation) on a tax basis were as follows:

Capital loss carryforward and post October losses	$(42,846,380)
Net unrealized depreciation	$(60,564,217)

The differences between components of distributable earnings (accumulated losses) on a tax basis and the amounts reflected in the Statement of Assets and Liabilities are primarily due to premium amortization, defaulted bond interest, foreign currency losses and investments in partnerships.

4 Investment Adviser Fee and Other Transactions with Affiliates

The investment adviser fee is earned by EVM as compensation for management and investment advisory services rendered to the Fund. The fee is computed at an annual rate of 0.75% of the Fund’s average daily gross assets and is payable monthly. Gross assets as referred to herein represent net assets plus obligations attributable to investment leverage. The portion of the adviser fee payable by Cash Management on the Fund’s investment of cash therein is credited against the Fund’s adviser fee. For the year ended April 30, 2009, the Fund’s adviser fee totaled $964,060 of which $17,907 was allocated from Cash Management and $946,153 was paid or accrued directly by the Fund. EVM also serves as administrator of the Fund, but receives no compensation.

In addition, EVM has contractually agreed to reimburse the Fund for fees and other expenses at an annual rate of 0.20% of the Fund’s average daily gross assets during the first five full years of the Fund’s operations, 0.15% of the Trust’s average daily gross assets in year six, 0.10% in year seven and 0.05% in year eight. Pursuant to this agreement, EVM waived $257,051 of its adviser fee for the year ended April 30, 2009.

EVM has further agreed to waive its adviser fee to the extent that the cost of the committed financing to partially redeem the APS is greater than the dividends and preferred shares service fee that would have been incurred had the APS not been redeemed, hereafter referred to as “incremental cost”. Such waiver was calculated as the lesser of 50% of the Fund’s adviser fee on assets attributable to the committed financing or the incremental cost and remained in effect until the committed financing was terminated (see Note 11). Pursuant to this agreement, no such waiver was required for the year ended April 30, 2009.

Except for Trustees of the Fund who are not members of EVM’s organization, officers and Trustees receive remuneration for their services to the Fund out of the investment adviser fee. Trustees of the Fund who are not affiliated with EVM may elect to defer receipt of all or a percentage of their annual fees in accordance with the terms of the Trustees Deferred Compensation Plan. For the year ended April 30, 2009, no significant amounts have been deferred. Certain officers and Trustees of the Fund are officers of EVM.

Eaton Vance Credit Opportunities Fund as of April 30, 2009 NOTES TO FINANCIAL STATEMENTS CONT’D

5 Purchases and Sales of Investments

Purchases and sales of investments, other than short-term obligations and including maturities and principal repayments on Senior Loans, aggregated $25,065,007 and $90,959,246, respectively, for the year ended April 30, 2009.

6 Common Shares of Beneficial Interest

Common shares issued pursuant to the Fund’s dividend reinvestment plan for the years ended April 30, 2009 and April 30, 2008 were 17,348 and 85,480, respectively.

7 Federal Income Tax Basis of Investments

The cost and unrealized appreciation (depreciation) of investments of the Fund at April 30, 2009, as determined on a federal income tax basis, were as follows:

Aggregate cost	$126,727,765
Gross unrealized appreciation	$ 635,270
Gross unrealized depreciation	(61,206,199)
Net unrealized depreciation	$ (60,570,929)

8 Restricted Securities

At April 30, 2009, the Fund owned the following securities (representing less than 0.1% of net assets applicable to common shares) which were restricted as to public resale and not registered under the Securities Act of 1933 (excluding Rule 144A securities). The Fund has various registration rights (exercisable under a variety of circumstances) with respect to these securities. The value of these securities is determined based on valuations provided by brokers when available, or if not available, they are valued at fair value using methods determined in good faith by or at the direction of the Trustees.

	Date of
Description	Acquisition	Units	Cost	Value
Preferred Stock
Fontainebleau Resorts LLC	6/1/07	210	$210,460	$19,910
Total Restricted Securities			$210,460	$19,910

9 Financial Instruments

The Fund may trade in financial instruments with off-balance sheet risk in the normal course of its investing activities. These financial instruments may include forward foreign currency exchange contracts and may involve, to a varying degree, elements of risk in excess of the amounts recognized for financial statement purposes. The notional or contractual amounts of these instruments represent the investment the Fund has in particular classes of financial instruments and does not necessarily represent the amounts potentially subject to risk. The measurement of the risks associated with these instruments is meaningful only when all related and offsetting transactions are considered.

A summary of obligations under these financial instruments at April 30, 2009 is as follows:

Forward Foreign Currency Exchange Contracts
Sales
			Net Unrealized
Settlement Date	Deliver	In Exchange For	Depreciation
5/29/09	British Pound Sterling	United States Dollar
	1,293,419	1,897,057	$(16,310)
5/29/09	Euro	United States Dollar
	2,716,663	3,562,197	(31,924)
			$(48,234)

At April 30, 2009, the Fund had sufficient cash and/or securities to cover commitments under these contracts.

10 Overdraft Advances

Pursuant to the custodian agreement, SSBT may, in its discretion, advance funds to the Fund to make properly authorized payments. When such payments result in an overdraft, the Fund is obligated to repay SSBT at the current rate of interest charged by SSBT for secured loans (currently, a rate above the Federal Funds rate). This obligation is payable on demand to SSBT. SSBT has a lien on the Fund’s assets to the extent of any overdraft. At April 30, 2009, the Fund had payments due to SSBT pursuant to the foregoing arrangement of $435,083.

11 Revolving Credit and Security Agreement

Effective April 11, 2008, the Fund entered into a Revolving Credit and Security Agreement, as amended (the Agreement) with conduit lenders and a bank to borrow up to an initial limit of $54,175,000 for a period of five years, the proceeds of which were used to partially redeem the Fund’s APS (see Note 2). The Agreement provided for a renewable 364-day backstop financing arrangement, which ensured that alternate financing would continue to be available to the Fund should the conduits be unable to place their commercial paper. Interest was charged at a rate above the conduits’ commercial paper issuance rate. Under the terms of the Agreement, the Fund paid a monthly program fee of 1.25% per annum (0.60% per annum prior to October 31, 2008) on its outstanding borrowings to administer the facility and a monthly liquidity fee of 1.25% per annum (0.40% per annum prior to October 31, 2008) on the borrowing limit under the Agreement. The Fund also paid a structuring fee of $541,750, which was being amortized to interest expense over a period of five years. The

Eaton Vance Credit Opportunities Fund as of April 30, 2009
NOTES TO FINANCIAL STATEMENTS CONT’D

Agreement was terminated by the Fund on March 31, 2009. Unamortized structuring fees on the termination date of the Agreement of $433,400 were written off as a realized loss. For the period from May 2, 2008, the date of the initial draw on the Agreement, through March 31, 2009, the average borrowings under the Agreement and the average interest rate (annualized) were $30,601,418 and 3.05%, respectively.

12 Risks Associated with Foreign Investments

Investing in securities issued by companies whose principal business activities are outside the United States may involve significant risks not present in domestic investments. For example, there is generally less publicly available information about foreign companies, particularly those not subject to the disclosure and reporting requirements of the U.S. securities laws. Certain foreign issuers are generally not bound by uniform accounting, auditing, and financial reporting requirements and standards of practice comparable to those applicable to domestic issuers. Investments in foreign securities also involve the risk of possible adverse changes in investment or exchange control regulations, expropriation or confiscatory taxation, limitation on the removal of funds or other assets of the Fund, political or financial instability or diplomatic and other developments which could affect such investments. Foreign stock markets, while growing in volume and sophistication, are generally not as developed as those in the United States, and securities of some foreign issuers (particularly those located in developing countries) may be less liquid and more volatile than securities of comparable U.S. companies. In general, there is less overall governmental supervision and regulation of foreign securities markets, broker-dealers and issuers than in the United States.

13 Concentration of Credit Risk

The Fund invests primarily in below investment grade floating-rate loans and floating-rate debt obligations, which are considered speculative because of the credit risk of their issuers. Changes in economic conditions or other circumstances are more likely to reduce the capacity of issuers of these securities to make principal and interest payments. Such companies are more likely to default on their payments of interest and principal owed than issuers of investment grade bonds. An economic downturn generally leads to a higher non-payment rate, and a loan or other debt obligation may lose significant value before a default occurs. Lower rated investments also may be subject to greater price volatility than higher rated investments. Moreover, the specific collateral used to secure a loan may decline in value or become illiquid, which would adversely affect the loan’s value.

14 Fair Value Measurements

The Fund adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 157 (FAS 157), “Fair Value Measurements”, effective May 1, 2008. FAS 157 established a three-tier hierarchy to prioritize the assumptions, referred to as inputs, used in valuation techniques to measure fair value. The three-tier hierarchy of inputs is summarized in the three broad levels listed below.

  Level 1 – quoted prices in active markets for identical investments
  Level 2 – other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)
  Level 3 – significant unobservable inputs (including a fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

At April 30, 2009, the inputs used in valuing the Fund’s investments, which are carried at value, were as follows:

			Investments in	Other Financial
		Valuation Inputs	Securities	Instruments*
Level	1	Quoted Prices	$15,403,369	$ —
Level	2	Other Significant Observable Inputs	50,172,663	(48,234)
Level	3	Significant Unobservable Inputs	580,804	—
Total			$66,156,836	$(48,234)

*	Other financial instruments are forward foreign currency exchange contracts not reflected in the Portfolio of Investments, which are valued at the unrealized appreciation (depreciation) on the instrument.

The following is a reconciliation of Level 3 assets for which significant unobservable inputs were used to determine fair value:

Investments in
Securities
Balance as of April 30, 2008	$1,105,998
Realized gains (losses)	147
Change in net unrealized appreciation (depreciation)	(935,697)
Net purchases (sales)	26,486
Accrued discount (premium)	13,635
Net transfer to (from) Level 3	370,235
Balance as of April 30, 2009	$ 580,804
Change in net unrealized appreciation (depreciation) on
investments still held as of April 30, 2009*	$ (935,697)

*	Amount is included in the related amount on investments in the Statement of Operations.

Eaton Vance Credit Opportunities Fund as of April 30, 2009
NOTES TO FINANCIAL STATEMENTS CONT’D

15 Recently Issued Accounting Pronouncement

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161 (FAS 161), “Disclosures about Derivative Instruments and Hedging Activities”. FAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities, including qualitative disclosures about the objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk related contingent features in derivative instruments. FAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Management is currently evaluating the impact the adoption of FAS 161 will have on the Fund’s financial statement disclosures.

16 Subsequent Events

On May 22, 2009, the Fund redeemed an additional 763 shares of its outstanding APS at a liquidation price of $25,000 per share.

In June 2009, the Trustees of the Fund approved an Agreement and Plan of Reorganization (the Agreement) whereby Eaton Vance Limited Duration Income Fund (the Acquiring Fund) would acquire substantially all the assets and assume substantially all the liabilities of the Fund in exchange for common shares of the Acquiring Fund and cash consideration equal to the aggregate liquidation value of the Fund’s APS. The proposed reorganization is subject to approval by the shareholders of the Fund.

Eaton Vance Credit Opportunities Fund as of April 30, 2009
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Shareholders of Eaton Vance Credit Opportunities Fund:

We have audited the accompanying statement of assets and liabilities of Eaton Vance Credit Opportunities Fund (the “Fund”), including the portfolio of investments, as of April 30, 2009, and the related statement of operations and cash flows for the year then ended, the statements of changes in net assets for each of the two years in the period then ended and the financial highlights for each of the two years in the period then ended, and the period from the start of business, May 30, 2006 to April 30, 2007. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities and senior loans owned as of April 30, 2009, by correspondence with the custodian, brokers and selling or agent banks; where replies were not received from brokers and selling or agent banks, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Eaton Vance Credit Opportunities Fund as of April 30, 2009, the results of its operations and its cash flows for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the two years in the period then ended, and the period from the start of business, May 30, 2006 to April 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP Boston, Massachusetts June 18, 2009

Eaton Vance Credit Opportunities Fund as of April 30, 2009
FEDERAL TAX INFORMATION ( Unaudited )

The Form 1099-DIV you receive in January 2010 will show the tax status of all distributions paid to your account in calendar 2009. Shareholders are advised to consult their own tax adviser with respect to the tax consequences of their investment in the Fund. As required by the Internal Revenue Code regulations, shareholders must be notified within 60 days of the Fund’s fiscal year end regarding the status of qualified dividend income for individuals and the dividends received deduction for corporations.

Qualified Dividend Income. The Fund designates $82,242, or up to the maximum amount of such dividends allowable pursuant to the Internal Revenue Code, as qualified dividend income eligible for the reduced tax rate of 15%.

Dividends Received Deduction. Corporate shareholders are generally entitled to take the dividends received deduction on the portion of the Fund’s dividend distribution that qualifies under tax law. For the Fund’s fiscal 2009 ordinary income dividends, 0.83% qualifies for the corporate dividends received deduction.

Eaton Vance Credit Opportunities Fund as of April 30, 2009
ANNUAL MEETING OF SHAREHOLDERS ( Unaudited )

The Fund held its Annual Meeting of Shareholders on February 27, 2009. The following action was taken by the shareholders:

Item 1: The election of Helen Frame Peters, Lynn A. Stout and Ralph F. Verni (APS) as Class III Trustees of the Fund for a three-year term expiring in 2012.

Nominee for Trustee	Number of Shares
Elected by All Shareholders	For	Withheld
Helen Frame Peters	5,663,610	174,383
Lynn A. Stout	5,659,249	178,744
Ralph F. Verni (APS)	957	13

Eaton Vance Credit Opportunities Fund
DIVIDEND REINVESTMENT PLAN

The Fund offers a dividend reinvestment plan (the Plan) pursuant to which shareholders automatically have dividends and capital gains distributions reinvested in common shares (the Shares) of the Fund unless they elect otherwise through their investment dealer. On the distribution payment date, if the net asset value per Share is equal to or less than the market price per Share plus estimated brokerage commissions then new Shares will be issued. The number of Shares shall be determined by the greater of the net asset value per Share or 95% of the market price. Otherwise, Shares generally will be purchased on the open market by the Plan Agent. Distributions subject to income tax (if any) are taxable whether or not shares are reinvested.

If your shares are in the name of a brokerage firm, bank, or other nominee, you can ask the firm or nominee to participate in the Plan on your behalf. If the nominee does not offer the Plan, you will need to request that your shares be re-registered in your name with the Fund’s transfer agent, American Stock Transfer & Trust Company, or you will not be able to participate.

The Plan Agent’s service fee for handling distributions will be paid by the Fund. Each participant will be charged their pro rata share of brokerage commissions on all open-market purchases.

Plan participants may withdraw from the Plan at any time by writing to the Plan Agent at the address noted on the following page. If you withdraw, you will receive shares in your name for all Shares credited to your account under the Plan. If a participant elects by written notice to the Plan Agent to have the Plan Agent sell part or all of his or her Shares and remit the proceeds, the Plan Agent is authorized to deduct a $5.00 fee plus brokerage commissions from the proceeds.

If you wish to participate in the Plan and your shares are held in your own name, you may complete the form on the following page and deliver it to the Plan Agent.

Any inquiries regarding the Plan can be directed to the Plan Agent, American Stock Transfer & Trust Company, at 1-866-439-6787.

Eaton Vance Credit Opportunities Fund
APPLICATION FOR PARTICIPATION IN DIVIDEND REINVESTMENT PLAN

This form is for shareholders who hold their common shares in their own names. If your common shares are held in the name of a brokerage firm, bank, or other nominee, you should contact your nominee to see if it will participate in the Plan on your behalf. If you wish to participate in the Plan, but your brokerage firm, bank, or nominee is unable to participate on your behalf, you should request that your common shares be re-registered in your own name which will enable your participation in the Plan.

The following authorization and appointment is given with the understanding that I may terminate it at any time by terminating my participation in the Plan as provided in the terms and conditions of the Plan.

Please print exact name on account:

Shareholder signature	Date

Shareholder signature	Date

Please sign exactly as your common shares are registered. All persons whose names appear on the share certificate must sign.

YOU SHOULD NOT RETURN THIS FORM IF YOU WISH TO RECEIVE YOUR DISTRIBUTIONS IN CASH. THIS IS NOT A PROXY.

This authorization form, when signed, should be mailed to the following address:

Eaton Vance Credit Opportunities Fund c/o American Stock Transfer & Trust Company P.O. Box 922 Wall Street Station New York, NY 10269-0560

Number of Employees

The Fund is organized as a Massachusetts business trust and is registered under the Investment Company Act of 1940, as amended, as a diversified, closed-end management investment company and has no employees.

Number of Shareholders

As of April 30, 2009, our records indicate that there are 21 registered shareholders and approximately 4,947 shareholders owning the Fund shares in street name, such as through brokers, banks, and financial intermediaries.

If you are a street name shareholder and wish to receive our reports directly, which contain important information about the Fund, please write or call:

Eaton Vance Distributors, Inc. Two International Place Boston, MA 02110 1-800-262-1122

New York Stock Exchange symbol The New York Stock Exchange symbol is EOE.

Eaton Vance Credit Opportunities Fund
BOARD OF TRUSTEES’ ANNUAL APPROVAL OF INVESTMENT ADVISORY AGREEMENT

Overview of the Contract Review Process

The Investment Company Act of 1940, as amended (the “1940 Act”), provides, in substance, that each investment advisory agreement between a fund and its investment adviser will continue in effect from year to year only if its continuance is approved at least annually by the fund’s board of trustees, including by a vote of a majority of the trustees who are not “interested persons” of the fund (“Independent Trustees”), cast in person at a meeting called for the purpose of considering such approval.

At a meeting of the Boards of Trustees (each a “Board”) of the Eaton Vance group of mutual funds (the “Eaton Vance Funds”) held on April 27, 2009, the Board, including a majority of the Independent Trustees, voted to approve continuation of existing advisory and sub-advisory agreements for the Eaton Vance Funds for an additional one-year period. In voting its approval, the Board relied upon the affirmative recommendation of the Contract Review Committee of the Board (formerly the Special Committee), which is a committee comprised exclusively of Independent Trustees. Prior to making its recommendation, the Contract Review Committee reviewed information furnished for a series of meetings of the Contract Review Committee held in February, March and April 2009. Such information included, among other things, the following:

Information about Fees, Performance and Expenses

  An independent report comparing the advisory and related fees paid by each fund with fees paid by comparable funds;
  An independent report comparing each fund’s total expense ratio and its components to comparable funds;
  An independent report comparing the investment performance of each fund to the investment performance of comparable funds over various time periods;
  Data regarding investment performance in comparison to relevant peer groups of funds and appropriate indices;
  Comparative information concerning fees charged by each adviser for managing other mutual funds and institutional accounts using investment strategies and techniques similar to those used in managing the fund;
  Profitability analyses for each adviser with respect to each fund;

Information about Portfolio Management

  Descriptions of the investment management services provided to each fund, including the investment strategies and processes employed, and any changes in portfolio management processes and personnel;
  Information concerning the allocation of brokerage and the benefits received by each adviser as a result of brokerage allocation, including information concerning the acquisition of research through “soft dollar” benefits received in connection with the funds’ brokerage, and the implementation of a soft dollar reimbursement program established with respect to the funds;
  Data relating to portfolio turnover rates of each fund;
  The procedures and processes used to determine the fair value of fund assets and actions taken to monitor and test the effectiveness of such procedures and processes;

Information about each Adviser

  Reports detailing the financial results and condition of each adviser;
  Descriptions of the qualifications, education and experience of the individual investment professionals whose responsibilities include portfolio management and investment research for the funds, and information relating to their compensation and responsibilities with respect to managing other mutual funds and investment accounts;
  Copies of the Codes of Ethics of each adviser and its affiliates, together with information relating to compliance with and the administration of such codes;
  Copies of or descriptions of each adviser’s proxy voting policies and procedures;
  Information concerning the resources devoted to compliance efforts undertaken by each adviser and its affiliates on behalf of the funds (including descriptions of various compliance programs) and their record of compliance with investment policies and restrictions, including policies with respect to market-timing, late trading and selective portfolio disclosure, and with policies on personal securities transactions;
  Descriptions of the business continuity and disaster recovery plans of each adviser and its affiliates;

Other Relevant Information

  Information concerning the nature, cost and character of the administrative and other non-investment management services provided by Eaton Vance Management and its affiliates;
  Information concerning management of the relationship with the custodian, subcustodians and fund accountants by each adviser or the funds’ administrator; and
  The terms of each advisory agreement.

Eaton Vance Credit Opportunities Fund
BOARD OF TRUSTEES’ ANNUAL APPROVAL OF INVESTMENT ADVISORY AGREEMENT CONT’D

In addition to the information identified above, the Contract Review Committee considered information provided from time to time by each adviser throughout the year at meetings of the Board and its committees. Over the course of the twelve-month period ended April 30, 2009, the Board met eighteen times and the Contract Review Committee, the Audit Committee, the Governance Committee, the Portfolio Management Committee and the Compliance Reports and Regulatory Matters Committee, each of which is a Committee comprised solely of Independent Trustees, met seven, five, six, six and six times, respectively. At such meetings, the Trustees received, among other things, presentations by the portfolio managers and other investment professionals of each adviser relating to the investment performance of each fund and the investment strategies used in pursuing the fund’s investment objective.

For funds that invest through one or more underlying portfolios, the Board considered similar information about the portfolio(s) when considering the approval of advisory agreements. In addition, in cases where the fund’s investment adviser has engaged a sub-adviser, the Board considered similar information about the sub-adviser when considering the approval of any sub-advisory agreement.

The Contract Review Committee was assisted throughout the contract review process by Goodwin Procter LLP, legal counsel for the Independent Trustees. The members of the Contract Review Committee relied upon the advice of such counsel and their own business judgment in determining the material factors to be considered in evaluating each advisory and sub-advisory agreement and the weight to be given to each such factor. The conclusions reached with respect to each advisory and sub-advisory agreement were based on a comprehensive evaluation of all the information provided and not any single factor. Moreover, each member of the Contract Review Committee may have placed varying emphasis on particular factors in reaching conclusions with respect to each advisory and sub-advisory agreement.

Results of the Process

Based on its consideration of the foregoing, and such other information as it deemed relevant, including the factors and conclusions described below, the Contract Review Committee concluded that the continuance of the investment advisory agreement between Eaton Vance Credit Opportunities Fund (the “Fund”) and Eaton Vance Management (the “Adviser”), including its fee structure, is in the interests of shareholders and, therefore, the Contract Review Committee recommended to the Board approval of the agreement. The Board accepted the recommendation of the Contract Review Committee as well as the factors considered and conclusions reached by the Contract Review Committee with respect to the agreement. Accordingly, the Board, including a majority of the Independent Trustees, voted to approve continuation of the investment advisory agreement for the Fund.

Nature, Extent and Quality of Services

In considering whether to approve the investment advisory agreement of the Fund, the Board evaluated the nature, extent and quality of services provided to the Fund by the Adviser.

The Board considered the Adviser’s management capabilities and investment process with respect to the types of investments held by the Fund, including the education, experience and number of its investment professionals and other personnel who provide portfolio management, investment research, and similar services to the Fund. In particular, the Board evaluated the abilities and experience of such investment personnel in analyzing special considerations relevant to investing in senior secured floating-rate loans. Specifically, the Board noted the experience of the Adviser’s large group of bank loan investment professionals and other personnel who provide services to the Fund, including portfolio managers and analysts. The Board also took into account the resources dedicated to portfolio management and other services, including the compensation paid to recruit and retain investment personnel, and the time and attention devoted to the Fund by senior management.

The Board also reviewed the compliance programs of the Adviser and relevant affiliates thereof. Among other matters, the Board considered compliance and reporting matters relating to personal trading by investment personnel, selective disclosure of portfolio holdings, late trading, frequent trading, portfolio valuation, business continuity and the allocation of investment opportunities. The Board also evaluated the responses of the Adviser and its affiliates to requests from regulatory authorities such as the Securities and Exchange Commission and the Financial Industry Regulatory Authority.

The Board considered shareholder and other administrative services provided or managed by Eaton Vance Management and its affiliates, including transfer agency and accounting services. The Board evaluated the benefits to shareholders of investing in a fund that is a part of a large family of funds.

The Board considered the Adviser’s recommendations for Board action and other steps taken in response to the unprecedented dislocations experienced in the capital markets over recent periods, including sustained periods of high volatility, credit disruption and government intervention. In particular, the Board considered the Adviser’s efforts and expertise with respect to each of the following matters as they relate to the Fund and/or other funds within the Eaton Vance family of funds: (i) negotiating and maintaining the

Eaton Vance Credit Opportunities Fund
BOARD OF TRUSTEES’ ANNUAL APPROVAL OF INVESTMENT ADVISORY AGREEMENT CONT’D

availability of bank loan facilities and other sources of credit used for investment purposes or to satisfy liquidity needs; (ii) establishing the fair value of securities and other instruments held in investment portfolios during periods of market volatility and issuer-specific disruptions; and (iii) the ongoing monitoring of investment management processes and risk controls. In addition, the Board considered the Adviser’s actions with respect to the Auction Preferred Shares (“APS”) issued by the Fund, including the Adviser’s efforts to seek alternative forms of debt and other leverage that may over time reduce financing costs associated with APS and enable the Fund to restore liquidity for APS holders.

After consideration of the foregoing factors, among others, the Board concluded that the nature, extent and quality of services provided by the Adviser, taken as a whole, are appropriate and consistent with the terms of the investment advisory agreement.

Fund Performance

The Board compared the Fund’s investment performance to a relevant universe of similarly managed funds identified by an independent data provider and appropriate benchmark indices. The Board reviewed comparative performance data for the one-year period ended September 30, 2008 for the Fund. In light of the Fund’s relatively brief operating history, the Board concluded that additional time was required to evaluate longer term performance of the Fund.

Management Fees and Expenses

The Board reviewed contractual investment advisory fee rates, including any administrative fee rates, payable by the Fund (referred to as “management fees”). As part of its review, the Board considered the management fees and the Fund’s total expense ratio for the year ended September 30, 2008, as compared to a group of similarly managed funds selected by an independent data provider. The Board considered the fact that the Adviser had waived fees and/or paid expenses for the Fund.

After reviewing the foregoing information, and in light of the nature, extent and quality of the services provided by the Adviser, the Board concluded that the management fees charged for advisory and related services and the Fund’s total expense ratio are reasonable.

Profitability

The Board reviewed the level of profits realized by the Adviser and relevant affiliates thereof in providing investment advisory and administrative services to the Fund and to all Eaton Vance Funds as a group. The Board considered the level of profits realized with and without regard to revenue sharing or other payments by the Adviser and its affiliates to third parties in respect of distribution services. The Board also considered other direct or indirect benefits received by the Adviser and its affiliates in connection with its relationship with the Fund.

The Board concluded that, in light of the foregoing factors and the nature, extent and quality of the services rendered, the profits realized by the Adviser and its affiliates are reasonable.

Economies of Scale

In reviewing management fees and profitability, the Board also considered the extent to which the Adviser and its affiliates, on the one hand, and the Fund, on the other hand, can expect to realize benefits from economies of scale as the assets of the Fund increase. The Board acknowledged the difficulty in accurately measuring the benefits resulting from the economies of scale with respect to the management of any specific fund or group of funds. The Board also considered the fact that the Fund is not continuously offered and concluded that, in light of the level of the adviser’s profits with respect to the Fund, the implementation of breakpoints in the advisory fee schedule is not appropriate at this time. Based upon the foregoing, the Board concluded that the benefits from economies of scale are currently being shared equitably by the Adviser and its affiliates and the Fund.

Eaton Vance Credit Opportunities Fund

MANAGEMENT AND ORGANIZATION

Fund Management. The Trustees of Eaton Vance Credit Opportunities Fund (the Fund) are responsible for the overall management and supervision of the Fund’s affairs. The Trustees and officers of the Fund are listed below. Except as indicated, each individual has held the office shown or other offices in the same company for the last five years. Trustees and officers of the Fund hold indefinite terms of office. The “Noninterested Trustees” consist of those Trustees who are not “interested persons” of the Fund, as that term is defined under the 1940 Act. The business address of each Trustee and officer is Two International Place, Boston, Massachusetts 02110. As used below, “EVC” refers to Eaton Vance Corp., “EV” refers to Eaton Vance, Inc., “EVM” refers to Eaton Vance Management, “BMR” refers to Boston Management and Research and “EVD” refers to Eaton Vance Distributors, Inc. EVC and EV are the corporate parent and trustee, respectively, of EVM and BMR. EVD is the Fund’s principal underwriter and a direct, wholly-owned subsidiary of EVC. Each officer affiliated with Eaton Vance may hold a position with other Eaton Vance affiliates that is comparable to his or her position with EVM listed below.

		Term of		Number of Portfolios
	Position(s)	Office and		in Fund Complex
Name and	with the	Length of	Principal Occupation(s)	Overseen By
Date of Birth	Fund	Service	During Past Five Years	Trustee(1)	Other Directorships Held

Interested Trustees

Thomas E. Faust Jr.	Class I	Until 2010.	Chairman, Chief Executive Officer and President of EVC,	175	Director of EVC
5/31/58	Trustee and Vice	3 years. Trustee	Director and President of EV, Chief Executive Officer and
	President	since 2007 and	President of EVM and BMR, and Director of EVD. Trustee
		Vice President	and/or Officer of 175 registered investment companies and
		since 2005.	4 private companies managed by EVM or BMR. Mr. Faust
is an interested person because of his positions with EVM,
BMR, EVD, EVC and EV, which are affiliates of the Fund.

Noninterested Trustees

Benjamin C. Esty(A)	Class I	Until 2010. 3 years.	Roy and Elizabeth Simmons Professor of Business	175	None
1/2/63	Trustee	Since 2005.	Administration, Harvard University Graduate School of
Business Administration.

Allen R. Freedman	Class I	Until 2010. 3 years.	Former Chairman (2002-2004) and a Director	175	Director of Assurant, Inc. (insurance provider)
4/3/40	Trustee	Since 2007.	(1983-2004) of Systems & Computer Technology Corp.		and Stonemor Partners, L.P. (owner and
			(provider of software to higher education). Formerly, a		operator of cemeteries)
Director of Loring Ward International (fund distributor)
(2005-2007). Formerly, Chairman and a Director of Indus
International, Inc. (provider of enterprise management
software to the power generating industry) (2005-2007).

William H. Park	Class II	Until 2011. 3 years.	Vice Chairman, Commercial Industrial Finance Corp.	175	None
9/19/47	Trustee	Since 2005.	(specialty finance company) (since 2006). Formerly,
President and Chief Executive Officer, Prizm Capital
Management, LLC (investment management firm)
(2002-2005).

Ronald A. Pearlman	Class II	Until 2011. 3 years.	Professor of Law, Georgetown University Law Center.	175	None
7/10/40	Trustee	Since 2005.

Helen Frame Peters	Class III	Until 2012. 3 years.	Professor of Finance, Carroll School of Management, Boston	175	Director of Federal Home Loan Bank of Boston
3/22/48	Trustee	Since 2008.	College. Adjunct Professor of Finance, Peking University,		(a bank for banks) and BJ’s Wholesale Clubs
			Beijing, China (since 2005).		(wholesale club retailer); Trustee of SPDR
Index Shares Funds and SPDR Series Trust
(exchange traded funds)

Heidi L. Steiger	Class II	Until 2011. 3 years.	Managing Partner, Topridge Associates LLC (global wealth	175	Director of Nuclear Electric Insurance Ltd.
7/8/53	Trustee	Since 2007.	management firm) (since 2008); Senior Advisor (since		(nuclear insurance provider) and Aviva USA
			2008), President (2005-2008), Lowenhaupt Global		(insurance provider)
Advisors, LLC (global wealth management firm). Formerly,
President and Contributing Editor, Worth Magazine
(2004-2005). Formerly, Executive Vice President and Global
Head of Private Asset Management (and various other
positions), Neuberger Berman (investment firm)
(1986-2004).

Lynn A. Stout	Class III	Until 2012. 3 years.	Paul Hastings Professor of Corporate and Securities Law	175	None
9/14/57	Trustee	Since 2005.	(since 2006) and Professor of Law (2001-2006),
University of California at Los Angeles School of Law.

Eaton Vance Credit Opportunities Fund

MANAGEMENT AND ORGANIZATION CONT’D

		Term of		Number of Portfolios
	Position(s)	Office and		in Fund Complex
Name and	with the	Length of	Principal Occupation(s)	Overseen By
Date of Birth	Fund	Service	During Past Five Years	Trustee(1)	Other Directorships Held

Noninterested Trustees (continued)

Ralph F. Verni(A)	Chairman of	Chairman of the Board	Consultant and private investor.	175	None
1/26/43	the Board	since 2007. Trustee
	and Class III	until 2012. 3 years.
	Trustee	Trustee since 2005.

Principal Officers who are not Trustees

Term of
Office and
Name and		Position(s) with	Length of	Principal Occupation(s)
Date of Birth		the Fund	Service	During Past Five Years

Payson F. Swaffield		President	Since 2007	Chief Income Investment Officer of EVC. Vice President of EVM and BMR.
8/13/56				Officer of 5 registered investment companies managed by EVM or BMR.

Scott H. Page		Vice President	Since 2007	Vice President of EVM and BMR. Officer of 11 registered investment
11/30/59				companies managed by EVM or BMR.

Andrew N. Sveen		Vice President	Since 2007	Vice President of EVM and BMR. Officer of 5 registered investment companies
3/13/61				managed by EVM or BMR.

Michael W. Weilheimer		Vice President	Since 2005	Vice President of EVM and BMR. Officer of 25 registered investment
2/11/61				companies managed by EVM or BMR.

Barbara E. Campbell		Treasurer	Since 2005	Vice President of EVM and BMR. Officer of 175 registered investment
6/19/57				companies managed by EVM or BMR.

Maureen A. Gemma		Secretary	Secretary since 2007 and	Vice President of EVM and BMR. Officer of 175 registered investment
5/24/60			Chief Legal Officer since	companies managed by EVM or BMR.
2008

Paul M. O’Neil		Chief Compliance Officer	Since 2005	Vice President of EVM and BMR. Officer of 175 registered investment
7/11/53				companies managed by EVM or BMR.

(1)	Includes both master and feeder funds in a master-feeder structure.
(A)	APS Trustee

In accordance with Section 303A.12 (a) of the New York Stock Exchange Listed Company Manual, the Fund’s Annual CEO Certification certifying as to compliance with NYSE’s Corporate Governance Listing Standards was submitted to the Exchange on March 3, 2009. The Fund has also filed its CEO and CFO certifications required by Section 302 of the Sarbanes-Oxley Act with the SEC as an exhibit to its most recent Form N-CSR.

This Page Intentionally Left Blank

This Page Intentionally Left Blank

Investment Adviser and Administrator of Eaton Vance Credit Opportunities Fund Eaton Vance Management Two International Place Boston, MA 02110

Custodian State Street Bank and Trust Company 200 Clarendon Street Boston, MA 02116

Transfer Agent American Stock Transfer & Trust Company 59 Maiden Lane Plaza Level New York, NY 10038

Independent Registered Public Accounting Firm Deloitte & Touche LLP 200 Berkeley Street Boston, MA 02116-5022

Eaton Vance Credit Opportunities Fund Two International Place Boston, MA 02110

2613-6/09	CE-COFSRC